Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 29, 2009 (the “Agreement Date”), by and among (i) ACME PACKET, INC., a Delaware corporation (“Parent”), (ii) PAIC MIDCO CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Midco”), (iii) CIAP MERGER CORP., a Delaware corporation and a wholly owned Subsidiary of Midco (“Merger Sub”), (iv) COVERGENCE INC., a Delaware corporation (the “Company”), and (v) Andrew P. Goldfarb as the Stockholder Representative referred to herein for the limited purposes specifically set forth herein and only in his capacity as such (the “Stockholder Representative”).  Capitalized terms used herein without definition shall have the respective meanings set forth in Article 1 hereof.

WHEREAS, in accordance with the terms set forth herein, the Merger Sub shall merge with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation and a wholly owned subsidiary of Midco, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Delaware Law;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the holders of the shares of the capital stock of the Company (collectively, the “Company Stockholders”), for their approval by written consent in accordance with Delaware Law;

WHEREAS, the Company Board has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are advisable to the Company and the Company Stockholders, and the Company Board recommends that the Company Stockholders vote for the approval of this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, James M. Moran (“Executive Payee”), Parent and the Stockholder Representative, have executed and delivered the Carve Out Payment Agreement in the form attached hereto as Exhibit A (the “Payment Agreement”), pursuant to which, among other things, Parent has agreed that, simultaneous with the closing of the Merger contemplated by this Agreement, Parent shall issue, subject to Section 3.1 and 3.6 hereof, the Payment Agreement and the Escrow Agreement, the Carve Out Shares minus the Withholding Tax Shares (the “Adjusted Carve Out Shares”) to Executive Payee as full payment for all carve out payment obligations of the Company to Executive Payee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent, Midco, the Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.

(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” shall, with respect to any person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

“Adjusted Enterprise Value” means the Base Value, minus the amount of any Closing Debt (as finally determined pursuant to Section 3.1(c) hereof), plus or minus, as the case may be, the Closing Adjustment Amount (as finally determined pursuant to Section 3.1(c) hereof).

“Adjustment Escrow Shares” means 5% of the Merger Shares.

“Affiliated Group” has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated or unitary group, as defined under any applicable state, local, or foreign income Tax law.

“Agreed Price Per Share” means $6.75 per share of Parent Common Stock.

“Base Consideration Shares” means that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Estimated Enterprise Value by (ii) the Agreed Price Per Share.

“Base Value” means $19,980,000.00.

“business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are closed for business.

“Carve Out Escrowed Adjustment Shares” means 5% of the Carve Out Shares which shall be deposited and held in escrow pursuant to, and in accordance with, the provisions of the Payment Agreement and of the Escrow Agreement.

“Carve Out Escrowed Indemnity Shares” means 10% of the Carve Out Shares which shall be deposited and held in escrow pursuant to, and in accordance with, the provisions of the Payment Agreement and of the Escrow Agreement.

“Carve Out Escrowed Shares” means the Carve Out Escrowed Adjustment Shares and the Carve Out Indemnity Shares.

“Carve Out Shares” means 6.383% of the Base Consideration Shares.

“Cash Consideration” means Twenty Thousand Dollars ($20,000).

“Closing Adjustment Amount” means the amount by which the Closing Net Assets as determined pursuant Section 3.1(c) is greater than the Net Asset Ceiling, or, as the case may be, the amount by which the Closing Net Assets as determined pursuant to Section 3.1(c) is less than the Net Asset Floor.

“Closing Debt” means any Indebtedness of the Company that is outstanding immediately prior to the Effective Time and is referred to in any of clauses (a), (b), (c), (d) or (h) of the definition of the term Indebtedness.

“Closing Net Assets” means Net Assets of the Company as of immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Company’s Certificate of Incorporation as amended and in effect as of the date hereof.

“Company Common Stock” means the Company’s Common Stock, $0.0001 par value per share.

“Company Intellectual Property” means all Intellectual Property owned by, or licensed to, the Company or that is used or is held for use in the business of the Company or its Subsidiaries.

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Products” means all products and services manufactured, sold, licensed, leased or delivered by the Company or its Subsidiaries.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, assigned to, or filed in the name of, the Company or its Subsidiaries.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Contract” means any written, oral or other legally binding agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, benefit plan, scheme or commitment.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disqualified Stockholder” means (with respect to any Company Stock) Parent, Midco Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective Affiliates or any transferees of any such securities of the Company at any time held by any of the foregoing.

“Dissenting Shares” means shares of Company Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Stock in accordance with Delaware Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

“Escrowed Shares” means the Merger Escrowed Shares and the Carve Out Escrowed Shares.

“Estimated Adjustment Amount” means the amount by which the Estimated Net Assets as determined pursuant Sections 3.1(a) and 3.1(b) is greater than the Net Asset Ceiling, or, as the case may be, the amount by which the Estimated Net Assets as determined pursuant to Sections 3.1(a) and 3.1(b) is less than the Net Asset Floor.

“Estimated Enterprise Value” means the Base Value, minus the amount of any Estimated Debt, plus or minus, as the case may be, the Estimated Adjustment Amount.

“GAAP” means generally accepted accounting principles applied in the United States of America.

“Governmental Authority” means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

“Indebtedness,” as applied to any person, means (a) all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured and notes payable, (b) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) all indebtedness of such person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (e) all accounts payable and accrued expenses of such person, (f) all indebtedness or liabilities of such person that would be required to be reflected on a balance sheet or referred to in the notes thereto in accordance with GAAP, (g) all indebtedness, liabilities or obligations of such person that are identified in Schedule 4.12 of the Company Disclosure Schedule as “Indebtedness,” (h) all other obligations of such person under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (i) any liability of such person in respect of banker’s acceptances or letters of credit, and (j) all indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) hereof that is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

“Indemnity Escrow Shares” means 10% of the Merger Shares.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications thereof and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how,  computer software programs (in both source code and object code form), technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; (h) all Web addresses, sites and domain names and numbers; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world.

“knowledge,” when used to qualify a representation or warranty in this Agreement, has the following meaning:  Where a representation or warranty is made to the Company’s knowledge, or with a similar qualification, the Company will be conclusively deemed to have knowledge of any matter with respect to which James Moran, Kenneth Kuenzel or Gregory Stott has actual knowledge.  Where a representation or warranty is made to the Parent’s knowledge, or with a similar qualification, Parent will be conclusively deemed to have knowledge of any matter with respect to which Parent’s Chief Executive Officer, Chief Financial Officer or Chief Technology Officer has actual knowledge.

“Liens” means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except (i) in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws, (ii) mechanic’s, materialmen’s and similar liens, (iii) liens for Taxes not yet due and payable and (iv) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Material Adverse Effect” means with respect to the Company or Parent, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company or Parent, as the case may be, and their respective Subsidiaries, taken as a whole, except for any such changes or effects resulting from or arising as a result of (i) changes in general political or geopolitical conditions, (ii) changes in the telecommunications infrastructure equipment or telecommunications industries generally including, without limitation, (A) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority generally applicable to such industries or (B) changes in GAAP or its application, (iii) changes generally applicable to the economy or securities market in the United States or the world economy or international securities markets, (iv) any action taken at the written request of Parent or Merger Sub or (v) any action required to be taken in connection with the transactions contemplated by this Agreement and any action taken in furtherance thereof, unless in any such instance such change described in clauses (i), (ii) or (iii) above impacts the Company or Parent, as the case may be, in a materially disproportionate manner relative to the majority of other similar entities impacted by such change. The failure to meet any projection or forecast by itself shall in no event constitute a Material Adverse Effect. A decline or any fluctuation in the trading price or prices of Parent Common Stock shall in no event constitute a Material Adverse Effect with respect to Parent.

“Merger Certificate” means the Certificate of Merger in the form attached as Exhibit B hereto.

“Merger Closing Shares” means the result obtained by subtracting (A) the sum of (i) the Carve Out Shares, plus (ii) the Merger Escrowed Shares, from (B) the Base Consideration Shares.

“Merger Consideration” means the (i) shares of Parent Common Stock issuable to the Participating Rights Holders pursuant to this Agreement, including Merger Escrowed Shares, (ii) the Cash Consideration, (iii) any cash paid in lieu of fractional shares in accordance with Section 3.2(h) hereof, and (iv) any cash paid as a post-closing adjustment pursuant to Section 3.1(c) hereof.

“Merger Escrowed Shares” means the Indemnity Escrow Shares and the Adjustment Escrow Shares.

“Merger Shares” means the result obtained by subtracting (A) the Carve Out

Shares from (B) the Base Consideration Shares.

“Net Assets” means the amount, without double counting, equal to (i) the sum of (x) Company’s cash and cash equivalents (as defined below) plus (y) Company’s accounts receivable (as defined below) plus (z) an amount up to $483,257.69, to the extent such amount is not already included in the Company’s cash and cash equivalents and to the extent that the Company delivers to Parent checks representing such amount payable to employees and consultants of the Company in respect of severance payments required by Section 6.14(b), less (ii) Company’s current liabilities (as defined below) provided that for purposes of determining current liabilities under this definition, the following shall apply:  (A) any amounts relating to deferred revenue / maintenance accounts shall not be current liabilities, (B) any Indebtedness that is included in Estimated Closing Debt or Closing Debt shall not be a current liability, (C) any Indebtedness referred to in any of clauses (e), (f), (g), (i) or (j) of the definition of the term Indebtedness that would properly be classified as a current liability in accordance with GAAP, shall be current liabilities, (C) up to $450,000 of Specified Transaction Expenses shall not be current liabilities, (D) any amounts of Transaction Expenses in excess of $450,000 of Specified Transaction Expenses shall be current liabilities, (E) the amount of the Withholding Tax Liability shall not be a current liability, but all other Tax liabilities (including all reserves or accruals therefor) shall be current liabilities, (F) the amount of severance payable by Parent or the Surviving Corporation pursuant to Section 6.14(b) shall not be current liabilities (but all other amounts of severance that the Company is obligated to pay, whether such obligation arises by Contract, policy, plan, practice or arrangement in effect prior to the Effective Time,to persons that prior to the Effective Time were employees, contractors or consultants of the Company shall be current liabilities), (G) the issuance of the Carve-Out Shares to the Executive Payee under the Payment Agreement shall not be a current liability and (H) all commissions, incentive or other variable compensation which the Company is obligated to pay, whether such obligation arises by Contract, policy, plan, practice or arrangement  in effect prior to the Effective Time and whether such payment is to be made before or after the Effective Time, to an employee or consultant of the Company with respect to any period prior to the Effective Time shall be a current liability. Except as otherwise provided in the definition of Net Assets, the terms “cash and cash equivalents,” “accounts receivable” and “current liabilities” shall be determined in accordance with GAAP (including valuing accounts receivable net of any reserve for uncollectibility) as applied by the Company consistent with Company’s past practice.

“Net Asset Ceiling” means $10,251,000.

“Net Asset Floor” means $6,834,000.

“Parent Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of the common stock, $0.001 par value per share, of Parent.

“Participating Rights Holders” means (i) those persons (other than the holders of Dissenting Shares, the Company, any Disqualified Stockholder or any Subsidiary of the Company) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Preferred Stock and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration and (ii) the Executive Payee.

“person” (whether such term is capitalized or not) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Publicly Available Software” shall mean any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Registered Intellectual Property” means all United States, international and foreign Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Aggregate Liquidation Preference” means $6,055,838.

“Series A Cash Consideration” means $2,624.00.

“Series A Merger Closing Shares” means the product obtained by multiplying the Merger Closing Shares by the Series A Preference Percentage.

“Series A Merger Escrowed Shares” means the product obtained by multiplying the Merger Escrowed Shares by the Series A Preference Percentage.

“Series A Preference Percentage” means 13.1206997%

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.0001 par value per share.

“Series A Pro Rata Portion” means, with respect to each holder of Series A Preferred Stock, the quotient obtained by dividing (i) such holders’ aggregate liquidation preference under the Company Charter with respect to the shares of Series A Preferred Stock held by such holder by (ii) the Series A Aggregate Liquidation Preference.

“Series B Aggregate Liquidation Preference” means $10,099,000.80.

“Series B Cash Consideration” means $4,377.00.

“Series B Merger Closing Shares” means the product obtained by multiplying the Merger Closing Shares by the Series B Preference Percentage.

“Series B Merger Escrowed Shares” means the product obtained by multiplying the Merger Escrowed Shares by the Series B Preference Percentage.

“Series B Preference Percentage” means 21.8806971%

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.0001 par value per share.

“Series B Pro Rata Portion” means, with respect to each holder of Series B Preferred Stock, the quotient obtained by dividing (i) such holders’ aggregate liquidation preference under the Company Charter with respect to the shares of Series B Preferred Stock held by such holder by (ii) the Series B Aggregate Liquidation Preference.

“Series C Aggregate Liquidation Preference” means $15,000,000.06.

“Series C Cash Consideration” means $6,499.00.

“Series C Merger Closing Shares” means the product obtained by multiplying the Merger Closing Shares by the Series C Preference Percentage.

“Series C Merger Escrowed Shares” means the product obtained by multiplying the Merger Escrowed Shares by the Series C Preference Percentage.

“Series C Preference Percentage” means 32.4993002%

“Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.0001 par value per share.

“Series C Pro Rata Portion” means, with respect to each holder of Series C Preferred Stock, the quotient obtained by dividing (i) such holders’ aggregate liquidation preference under the Company Charter with respect to the shares of Series C Preferred Stock held by such holder by (ii) the Series C Aggregate Liquidation Preference.

“Series D Aggregate Liquidation Preference” means $15,000,001.35.

“Series D Cash Consideration” means $6,500.00.

“Series D Merger Closing Shares” means the product obtained by multiplying the Merger Closing Shares by the Series D Preference Percentage.

“Series D Merger Escrowed Shares” means the product obtained by multiplying the Merger Escrowed Shares by the Series D Preference Percentage.

“Series D Preference Percentage” means 32.4993030%.

“Series D Preferred Stock” means the Company’s Series D Preferred Stock, $0.0001 par value per share.

“Series D Pro Rata Portion” means, with respect to each holder of Series D Preferred Stock, the quotient obtained by dividing (i) such holders’ aggregate liquidation preference under the Company Charter with respect to the shares of Series D Preferred Stock held by such holder by (ii) the Series D Aggregate Liquidation Preference.

“Specified Option Holders” means the persons set forth on Exhibit C hereto.

“Specified Transaction Expenses” means Company’s documented out-of-pocket third party (i) legal expenses incurred in connection with the preparation, execution, negotiation and consummation of this Agreement, the letter agreement between Parent and Company dated March 24, 2009, as amended, the Merger and the other transactions contemplated hereby; (ii) audit expenses in connection with audit of the Company’s financial statements for the year ended December 31, 2008 but only to the extent such audit expenses are in excess of the amount accrued on the Company’s books, records and financial statements as of March 24, 2009 for the completion of such audit; (iii) the D&O Tail Insurance Premium Amount; and (iv) expenses incurred in connection with establishing and maintaining a “virtual” due diligence dataroom with Merrill Corporation (the “Dataroom”).

“Subsidiary or Subsidiaries” (whether or not capitalized) of any person means (i) any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) any partnership, limited liability company, association, trust, or other entity in which such person (directly or indirectly through another Subsidiary or Subsidiaries) holds an equity interest.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, import value added, excise, export, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, withholding tax, including, but not limited to, on salaries and wages, or other tax or levy or contribution, of any kind whatsoever, whether directly or indirectly owed, including any interest, penalties, special charges or additions to tax in respect of the foregoing.

“Tax Contest” means any Tax contest, audit or other proceeding relating to a Tax for which the Company or Company Stockholders may be liable pursuant to Section 9.2 hereof.

“Tax Return” means any return, declaration, report, claim for refund or information return (including any related or supporting estimates, elections, schedules, attachments or statements and any amendment to any of the foregoing) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Transaction Expenses” means, whether paid or accrued, all expenses of each of the Company, its Subsidiaries and the Company Stockholders incurred by the Company or any of its Subsidiaries in connection with the preparation, execution, negotiation and consummation of this Agreement, the letter agreement between Parent and Company dated March 24, 2009, as amended, the Merger and the other transactions contemplated hereby, including, but not limited to, the Specified Transaction Expenses and all other fees and disbursements of attorneys, accountants and other advisors and service providers of the Company Stockholders or the Company or any of its Subsidiaries relating thereto.

“Transmittal Materials” means the transmittal materials, in the form attached hereto as Exhibit D, which Parent or its transfer agent will require from those Participating Rights Holders entitled to receive Merger Consideration at the Closing in respect of their shares of Company Preferred Stock.

“Withholding Tax Shares” means a number of shares of Parent Common Stock equal to the quotient of the Withholding Tax Liability divided by the Agreed Price Per Share.

“Withholding Tax Liability” means the total amount of state and federal income and payroll Tax withholding that will be required with respect to the payment of all of the Adjusted Carve Out Shares to the Executive Payee and the deemed payment of the Withholding Tax Shares to the Executive Payee.

(b)   The terms set forth below shall have the meanings ascribed thereto in the Sections of this Agreement referred to below:

2008 Audited Financials	Section 4.7(a)
Accounting Referee	Section 3.1(d)
Additional Documents	Section 9.6(a)
Adjusted Carve Out Shares	Preamble
Adjustment Escrow Shares Release Date	Section 3.6(c)
Agreement	Preamble
Agreement Date	Preamble
Amended Company Disclosure Schedule	Section 7.31(b)
Amended Parent Disclosure Schedule	Section 7.31(a)
Capitalization Certificate	Section 8.3(d)
CERCLA	Section 4.16(b)
Certificates	Section 3.3(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Balance Sheet	Section 3.1(c)
Company	Preamble
Company’s Balance Sheet	Section 4.7(a)
Company Board	Preamble
Company Covered Matter	Section 9.3
Company Covered Party	Section 9.3
Company Patents	Section 4.10(b)
Company Determination	Section 3.1(a)
Company Disclosure Schedule	Article 4
Company Employee Benefit Plan	Section 4.15(a)
Company Insured Parties	Section 6.11(b)
Company Option	Section 3.2(c)
Company Plan	Section 3.2(c)
Company Required Stockholder Approvals	Section 4.32
Company Stockholders	Preamble
Company Transaction	Section 7.26(e)
Company Warrants	Section 3.2(d)
Confidentiality Agreement	Section 6.12
Covered Matter	Section 9.4
Covered Parties	Section 9.4
Cutoff Date	Section 9.6(b)
D&O Tail Insurance	Section 6.11(b)
D&O Tail Insurance Premium Amount	Section 6.11(b)
Effective Period	Section 6.13(a)
Effective Time	Section 2.1
Environmental Laws	Section 4.16(b)
Environmental Permits	Section 4.16(f)
EPA	Section 4.16(c)
ERISA	Section 4.15(c)
Escrow Agent	Section 3.6(a)
Escrow Agreement	Section 3.6(a)
Estimated Debt	Section 3.1(a)
Estimated Net Assets	Section 3.1(a)
Executive Payee	Preamble

Exchange Act	Section 5.5
Filing Date	Section 6.13(a)
Hazardous Substances	Section 4.16(c)
Indemnification Claim	Section 9.4
Indemnified Party	Section 9.5(b)
Indemnifying Party	Section 9.5(b)
Indemnity Escrow Shares Release Date	Section 3.6(d)
IRS	Section 4.15(b)
Licenses Out	Section 4.10(e)
Losses	Section 9.2
Loss Tax Benefit	Section 9.9
Material Contract	Section 4.19(a)
Merger	Preamble
Merger Sub	Preamble
Midco	Preamble
Outside Date	Section 10.1(i)
Parent	Preamble
Parent Covered Matter	Section 9.2
Parent Covered Party	Section 9.2
Parent Determination	Section 3.1(c)
Parent Disclosure Schedule	Article 5
Parent SEC Document	Section 5.5
Payment Agreement	Preamble
PBGC	Section 4.15(e)
Proposal	Section 7.26(e)
RCRA	Section 4.16(b)
Registrable Shares	Section 6.13(a)
Registering Stockholders	Section 6.13(a)
Representatives	Section7.26(a)
SARA	Section 4.16(b)
Section 280G	Section 6.4(b)
Section 280G Payments	Section 6.4(b)
Signing Date Financials	Section 4.7(a)
Specified Employees	Section 6.14(a)
Standard Support Agreement	Section 4.10(o)
Stock Rights	Section 4.31
Stockholder Questionnaire	Section 6.13(d)
Stockholder Representative	Preamble
Stockholder Registration Statement	Section 6.13(a)
Superior Proposal	Section 7.26(e)
Support Agreements	Section 4.10(o)
Supporting Materials	Section 4.7(b)
Surviving Corporation	Section 2.1
Surviving Corporation Charter	Section 2.4
Suspension Period	Section 6.13(b)
Transfer Taxes	Section 6.15(a)
Third Party Claim	Section 9.5(a)
Third Party Proceeding	Section 9.5(a)
Third Person	Section 9.5(a)

ARTICLE 2

THE MERGER

2.1           The Merger.  Subject to the other terms and conditions of this Agreement, including those set forth in Article 8 hereof, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the surviving corporation is referred to herein as the “Surviving Corporation”).

2.2           Consummation of the Merger; Effective Time.  Subject to the other terms and conditions of this Agreement, the closing of the transactions contemplated under this Agreement (the “Closing”) will be held at the offices of Bingham McCutchen LLP in Boston, Massachusetts (or such other place as the parties may agree) as soon as is reasonably practicable following the fulfillment or waiver of all of the conditions contained in this Agreement, including but not limited to those contained in Article 8.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  On the Closing Date, Parent, Midco Merger Sub and the Company shall cause the Merger to be consummated by filing the Merger Certificate, with such changes that are not inconsistent with the other terms of this Agreement as may be requested by the Delaware Secretary of State, with the Delaware Secretary of State.  The term “Effective Time” means the date and time of the filing of the Merger Certificate with the Delaware Secretary of State (or such later time as may be agreed by each of the parties hereto and specified in the Merger Certificate in accordance with Delaware Law).

2.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the Merger Certificate and as provided by the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including, but not limited to, Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4           Charter; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) shall be the certificate of incorporation of the Merger Sub, as amended by the Merger Certificate.

(b)   At the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall contain substantially similar provisions as to exculpation and indemnification of directors and officers as Parent’s bylaws), until thereafter amended as provided by Delaware Law, the Surviving Corporation Charter and such bylaws.

2.5           Directors and Officers.  The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal.  The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

ARTICLE 3

DETERMINATIONS; CONVERSION OF SECURITIES; EXCHANGE OF

CERTIFICATES; PAYMENTS; ADJUSTMENTS

3.1           Determination of Closing Net Assets and Closing Adjustment Amount.

(a)                   Company Determination.  On the Business Day immediately prior to the Closing Date, the Company’s Chief Financial Officer shall deliver to Parent a certificate setting forth:

(i)            Company’s good faith estimation of the Closing Net Assets (the “Estimated Net Assets”)

(ii)           Company’s good faith estimation of Closing Debt (the “Estimated Debt”);

(iii)          Company’s good faith determination of the Specified Transaction Expenses and all other Transaction Expenses;

(iv)          Company’s good faith determination of the Estimated Adjustment Amount;

(v)           Company’s good faith determination of the Estimated Enterprise Value; and

(vi)          Company’s good faith determination of the number of Base Consideration Shares,

all in reasonable detail together with appropriate backup documentation (including final invoices with respect to all Transaction Expenses) to support such estimations and determinations (collectively, the “Company Determination”).

(b)   Base Consideration Shares. Notwithstanding anything to the contrary implied or expressed herein, in determining the number of Base Consideration Shares for determining the number of Merger Shares pursuant to the Company Determination, the Estimated Enterprise Value shall be deemed to not exceed $21,000,000, it being understood and agreed that any additional adjustment above $21,000,000 shall be determined and paid pursuant to Section 3.1(c) below.

(c)                   Post-Closing Adjustment.

(i)            Within 60 days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time (such balance sheet is referred to as the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall be substantially in the form of the Company’s Balance Sheet and shall, except as otherwise provided in this Agreement, be prepared in accordance with GAAP (except for the absence of footnotes) and on a basis consistent with and utilizing the same principles, practices and policies as those used by the Company in preparing the Company’s Balance Sheet.  Together with the Closing Date Balance Sheet, the Parent’s Chief Financial Officer shall deliver to the Stockholder Representative a certificate setting forth:

(A)          Parent’s good faith determination of the Closing Net Assets;

(B)           Parent’s good faith determination of Closing Debt;

(C)           Company’s good faith determination of the Specified Transaction Expenses and all other Transaction Expenses;

(D)          Parent’s good faith determination of the Closing Adjustment Amount; and

(E)           Parent’s good faith determination of the Adjusted Enterprise Value all in reasonable detail together with appropriate backup documentation to support such estimations and determinations (collectively, the “Parent Determination”).

(ii)           After the delivery of the Company Balance Sheet and the Parent Determination, Parent shall, and shall cause the Surviving Corporation to, cooperate with the Stockholder Representative in connection with his review of the Company Balance Sheet and the Parent Determination, including by providing the Stockholder Representative and his representatives reasonable access during business hours to the employees of Parent and the Surviving Corporation responsible for, and the books, records and other materials used in, the preparation of the Company Balance Sheet and the Parent Determination.  The Stockholder Representative may dispute any amounts reflected on the Closing Date Balance Sheet or the Parent Determination by notifying Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days after the Stockholder Representative’s receipt of the Closing Date Balance Sheet and the Parent Determination.  If the Stockholder Representative delivers a notice of disagreement within such 30-day period, the Stockholder Representative and Parent shall, during the 30 days following such delivery, each use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Adjusted Enterprise Value.  If the Stockholder Representative and Parent are unable to reach agreement concerning the Adjusted Enterprise Value during such 30-day period, they shall promptly thereafter submit the dispute to the Accounting Referee for resolution pursuant to Section 3.1(d). In the event of any dispute by the Stockholder Representative pursuant to this Section 3.1(c)(ii), the Adjustment Escrow Shares Release Date shall automatically be extended until the resolution of such dispute pursuant to this Section 3.1(c) or Section 3.1(d).

(iii)          The Adjusted Enterprise Value shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (x) the failure of the Stockholder Representative to notify Parent of a dispute within 30 days of the Stockholder Representative’s receipt of the Closing Date Balance Sheet and Parent Determination and the other information provided in clause (c)(i) above, all as set forth in clause (c)(i) above, (y) the written resolution of all disputes pursuant to clause (c)(ii) above by Parent and the Stockholder Representative, and (z) the resolution of all disputes by the Accounting Referee pursuant to Section 3.1(d). Within three Business Days of such conclusive determination, if: (A) the Adjusted Enterprise Value is less than the Estimated Enterprise Value, Parent shall be entitled to receive from the Escrowed Shares that number of Escrowed Shares having a value, based on the Agreed Price Per Share, the absolute value of the difference between the Estimated Enterprise Value and the Adjusted Enterprise Value, or (B) the Adjusted Enterprise Value is greater than the Estimated Enterprise Value, Parent shall make a cash payment to the Stockholder Representative (for further distribution to the Participating Rights Holders) equal to the absolute value of the difference between the Estimated Enterprise Value and the Adjusted Enterprise Value.

(iv)          Notwithstanding anything herein to the contrary, any Escrowed Shares that the Parent shall be entitled to receive pursuant to Section 3.1(c)(iii) shall be out of the Adjustment Escrow Shares and the Carve-Out Escrowed Adjustment Shares, on a pro rata basis, shall be rounded down to the nearest whole share (in the case of fractional shares) and shall in no event exceed 5% of the Base Consideration Shares.  Any payment of Escrowed Shares to the Parent pursuant to Section 3.1(c)(iii) shall be deemed a decrease to the Merger Consideration.  The first 6.383% of any cash payment pursuant to Section 3.1(c)(iii) shall be allocated to the Executive Payee, and the remainder of any such payment shall be allocated among the various series of the Company’s Preferred Stock in proportion to their respective Preference Percentage and then to each holder of shares of Company Preferred Stock pursuant to such holders’ respective Pro Rata Portion of each such series of Company Preferred Stock.

(d)   Adjustment Dispute Resolution.  If the Stockholder Representative and Parent are unable to reach agreement concerning the Closing Date Balance Sheet and the Adjusted Enterprise Value pursuant to Section 3.1(c), they shall submit such dispute to KPMG LLP or, if KPMG LLP has a prior relationship with any of Parent, the Company or any of their respective Affiliates or is not available, a nationally recognized independent accounting expert mutually acceptable to Parent and the Stockholder Representative (the “Accounting Referee”) for resolution pursuant to this Section 3.1(d) and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Adjusted Enterprise Value.  In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet and/or the Parent Determination as to which line item determination(s) the Stockholder Representative has disagreed in writing.  Parent and the Stockholder Representative shall instruct the Accounting Referee to use its best efforts to deliver to the Stockholder Representative and Parent as promptly as practicable (but in no event later than 30 days after submission of the dispute to the Accounting Referee) a report setting forth the Accounting Referee’s calculation of the disputed amounts.  Such report shall be final and binding upon the Stockholder Representative, the Participating Rights Holders, Parent and the Surviving Corporation, and the resulting Closing Date Balance Sheet and calculation of the Adjusted Enterprise Value shall be final for all purposes of this Agreement.  The fees, costs and expenses of the Accounting Referee shall be borne (i) by Parent if the aggregate difference between the finally determined Adjusted Enterprise Value and Parent’s calculation of such amount at the time the disagreement(s) were submitted to the Accounting Referee is greater than the aggregate difference between the finally determined Adjusted Enterprise Value and the Stockholder Representative’s calculation of such amount at the time the disagreement(s) were submitted to the Accounting Referee, (ii) by Stockholder Representative if the aggregate difference between the finally determined Adjusted Enterprise Value and Stockholder Representative’s calculation of such amount at the time the disagreement(s) were submitted to the Accounting Referee is greater than the aggregate difference between the finally determined Adjusted Enterprise Value and Parent’s calculation of such amount at the time the disagreement(s) were submitted to the Accounting Referee, and (iii) in any other case, one-half by Parent and one-half by the Stockholder Representative.

3.2           Conversion of Securities.

(a)   Common Stock.  At the Effective Time, each share of Company Common Stock shall be cancelled without any conversion thereof and no payment of Merger Consideration shall be made with respect thereto, and, when so cancelled, shall no longer be outstanding and shall automatically be retired and shall cease to exist and each holder of a certificate representing any share of Company Common Stock shall cease to have any rights with respect thereto.

(b)   Preferred Stock.  Subject to the provisions of Sections 3.2(c), 3.2(f), 3.2(g), 3.2(i), 3.2(j), 3.5 and 3.6 below and the provisions of the Escrow Agreement:

(i)            Series A Preferred Stock. All of the shares of the Company’s Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive the Series A Merger Closing Shares and Series A Cash Consideration, which Series A Merger Closing Shares and Series A Cash Consideration shall be allocated among the holders of Series A Preferred Stock pursuant to such holders Series A Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, (ii) the right to receive any cash payment allocable to the holders of Series A Preferred Stock pursuant to Section 3.1(c) hereof, which such cash payment shall be allocated among the holders of Series A Preferred Stock pursuant to such holders Series A Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, and (iii) the right to receive the Series A Merger Escrowed Shares, which Series A Merger Escrowed Shares shall be allocated among the holders of Series A Preferred Stock pursuant to such holders’ Series A Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto.

(ii)           Series B Preferred Stock. All of the shares of the Company’s Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive the Series B Merger Closing Shares and Series B Cash Consideration, which Series B Merger Closing Shares and Series B Cash Consideration shall be allocated among the holders of Series B Preferred Stock pursuant to such holders Series B Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, (ii) the right to receive any cash payment allocable to the holders of Series A Preferred Stock pursuant to Section 3.1(c) hereof, which such cash payment shall be allocated among the holders of Series B Preferred Stock pursuant to such holders Series B Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, and (iii) the right to receive the Series B Merger Escrowed Shares, which Series B Merger Escrowed Shares shall be allocated among the holders of Series B Preferred Stock pursuant to such holders’ Series B Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto.

(iii)          Series C Preferred Stock. All of the shares of the Company’s Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive the Series C Merger Closing Shares and Series C Cash Consideration, which Series C Merger Closing Shares and Series C Cash Consideration shall be allocated among the holders of Series C Preferred Stock pursuant to such holders Series C Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, (ii) the right to receive any cash payment allocable to the holders of Series A Preferred Stock pursuant to Section 3.1(c) hereof, which such cash payment shall be allocated among the holders of Series C Preferred Stock pursuant to such holders Series C Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, and (iii) the right to receive the Series C Merger Escrowed Shares, which Series C Merger Escrowed Shares shall be allocated among the holders of Series C Preferred Stock pursuant to such holders’ Series C Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto.

(iv)          Series D Preferred Stock. All of the shares of the Company’s Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive the Series D Merger Closing Shares and Series D Cash Consideration, which Series D Merger Closing Shares and Series D Cash Consideration shall be allocated among the holders of Series D Preferred Stock pursuant to such holders Series D Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, (ii) the right to receive any cash payment allocable to the holders of Series D Preferred Stock pursuant to Section 3.1(c) hereof, which such cash payment shall be allocated among the holders of Series D Preferred Stock pursuant to such holders Series A Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto, and (iii) (subject to the provisions of Section 3.6 hereof and of the Escrow Agreement) the right to receive the Series D Merger Escrowed Shares, which Series D Merger Escrowed Shares shall be allocated among the holders of Series D Preferred Stock pursuant to such holders’ Series D Pro Rata Portion as set forth on Schedule 3.2(b) attached hereto.

(v)           Schedule 3.2(b) attached hereto sets forth (i) the name of each holder of Company Preferred Stock, and, opposite each such holder’s name, (A) the percentage and amount of Merger Closing Shares and Cash Consideration allocated to such holder for each series of Company Preferred Stock held by such holder, and (B) the percentage of Merger Escrowed Shares allocated to such holder for each series of Company Preferred Stock held by such holder, and (ii) each holders’ Series A Pro Rata Portion, Series B Pro Rata Portion, Series C Pro Rata Portion and Series D Pro Rata Portion.

(vi)          All shares of Company Preferred Stock, when converted pursuant to this Section 3.2(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any share of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.2(b) upon the surrender of such certificate in accordance with Section 3.3 and this Section 3.2.

(c)   Options. Except as otherwise provided on Schedule 3.2(c), all options to purchase shares of Company Common Stock issued under the Company’s 2004 Stock Incentive Plan (the “Company Plan”), whether or not exercisable, whether or not vested, and whether or not performance-based, which are then outstanding (each a “Company Option”), shall have been exercised or terminated at or prior to the Effective Time. Parent shall not assume any Company Options.

(d)   Warrants and Other Rights.  All warrants to purchase Company Stock and all other rights or options (other than Company Options) to purchase or acquire any securities of the Company (all of the foregoing, collectively, the “Company Warrants”), whether or not exercisable or vested, shall have been exercised or terminated prior to the Closing Date.  Parent shall not assume any Company Warrants.

(e)   Treasury Stock.  Notwithstanding anything to the contrary expressed or implied herein, each share of Company Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(f)    Stock Held by Disqualified Stockholders.  Notwithstanding anything to the contrary expressed or implied herein, each share of Company Stock held by any Disqualified Stockholder shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(g)   Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(h)   Fractional Shares.  No holder of Company Stock, after aggregation of all of the Parent Common Stock issuable to such holder at or after the Effective Time, shall be entitled to a fractional share of Parent Common Stock.  In lieu of the issuance of fractional shares of Parent Common Stock, cash adjustments will be paid (without interest) to any of such holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable to them and the amount of such cash adjustments will be determined by multiplying each relevant holder’s fractional interest by the Agreed Price Per Share.

(i)    Equitable Adjustment.  Any references in this Agreement to share numbers or prices shall be equitably adjusted to reflect fully the effect of any stock split, reverse stock split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Stock after the date hereof and prior to the Effective Date.

(j)    Legend.  In addition to any other legend required by law, any certificate issued pursuant to this Agreement or otherwise representing shares of Parent Common Stock that have not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE

SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

3.3           Exchange of Certificates and Instruments.

(a)   Exchange Procedures.

(i)            The Company shall distribute the Transmittal Materials to eligible Participating Rights Holders prior to the Effective Time.  As promptly as practicable following the Effective Time (but in any event within five (5) days after the Effective Time), Parent shall deliver to each Participating Rights Holder who has completed the Transmittal Materials and returned them to Parent at or prior to the Closing, together with the certificate or certificates representing outstanding shares of Company Preferred Stock (the “Certificates”), (A) a certificate representing any shares of Parent Common Stock issued in respect of such Certificates and (B) cash, by wire transfer of immediately available funds, in a amount equal to that portion of the Cash Consideration paid in respect of such Certificates.  Parent shall not be required to deliver any of the Merger Consideration to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed Transmittal Materials and the applicable Certificate.

(ii)           As promptly as practicable after the Effective Time (but in any event within five (5) days after the Effective Time), Parent or its transfer agent will send to each Participating Rights Holder who does not submit completed Transmittal Materials to Parent at or before the Closing, as permitted by Section 3.3(a)(i) above, the Transmittal Materials. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amounts of Merger Consideration payable pursuant to Section 3.2. As promptly as practicable following receipt (but in any event within five (5) days after such receipt), of the completed Transmittal Materials and the applicable Certificates, Parent will (A) issue, to the Participating Rights Holder a certificate representing any shares of Parent Common Stock issued in respect of such Certificates and (B) cash, by wire transfer of immediately available funds, in an amount equal to that portion of the Cash Consideration paid in respect of such Certificates.  Parent shall not be required to deliver any of the Merger Consideration to any Participating Rights Holder until after receipt from such Participating Rights Holder of properly completed and executed Transmittal Materials and the applicable Certificate.

(iii)          Parent shall be entitled to rely entirely on the information contained in the Schedule 3.2(b), the Capitalization Certificate or any other certificates delivered pursuant to this Agreement and in any transmittal materials delivered hereunder for purposes of satisfying the obligation of Parent to deliver the Merger Consideration hereunder.

(b)   No Further Rights in Certificates.  After the Effective Time, holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or right holders of the Company or the Surviving Corporation, other than (i) in the case of Company Preferred Stock (other than Dissenting Shares and other than any Disqualified Stockholder), the rights to receive the applicable portions of the Merger Consideration; (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Delaware Law, and (iii) rights under this Agreement.

(c)   No Liability.  None of Parent, Midco, the Surviving Corporation nor the Company shall be liable to any holder of Company Stock for any portion of the Merger Consideration delivered to an appropriate public official in compliance with any abandoned property, escheat or similar law.

(d)   Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.4           Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable laws.

3.5           Dissenting Shares.

(a)   Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 3.2, but the holders thereof shall only be entitled to such rights as are granted by Delaware Law.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 3.2, without any interest thereon, upon surrender, in the manner provided in Section 3.3, of the Certificates that formerly evidenced such shares.

(b)   The Company shall give Parent (i) prompt notice of any demands for fair value of shares of Company Stock received by the Company, any withdrawals of such demands, and any other instruments served pursuant to Delaware Law, if any, and received by the

Company, and (ii) the opportunity to participate, at its expense, in all negotiations and proceedings with respect to demands for fair value under Delaware Law, if any.  The Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, make any payment in excess of the amounts that would otherwise be payable under this Agreement with respect to, any demands for the fair value of shares of Company Common Stock or Company Preferred Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction. In the event that any Company Stockholder exercises his, her or its appraisal rights pursuant to Delaware Law, then Parent shall be entitled to seek indemnification from the Participating Rights Holders pursuant to, and in accordance with, the provisions of Article 9 hereof in connection with any Losses suffered or incurred by Parent in connection with such exercise of appraisal rights.

3.6           Escrowed Shares.

(a)   Notwithstanding any other provision of this Agreement, at the Closing, Parent, the Stockholder Representative and Wells Fargo Bank N.A. (the “Escrow Agent”), will enter into an Escrow Agreement in the form of the attached Exhibit E (the “Escrow Agreement”) (with such additional revisions, prior to the Closing, as Parent and the Stockholder Representative may mutually agree after consultation with the Escrow Agent).

(b)   The Merger Escrowed Shares issued pursuant to the Merger shall not be distributed to the applicable Participating Rights Holders but shall instead be deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement.  In addition to the Merger Escrowed Shares, pursuant to the terms of the Payment Agreement, the Carve Out Escrowed Shares shall also be deposited with, and held by, the Escrow Agent pursuant to the terms of the Escrow Agreement. All Escrowed Shares shall be issued in the name of the Escrow Agent.

(c)   The Adjustment Escrow Shares and the Carve Out Escrowed Adjustment Shares shall be held until the date that is 120 days after the Closing Date or, if earlier, the date on which Parent and the Shareholder Representative jointly agree to the release of such shares pursuant to the terms of the Escrow Agreement (the “Adjustment Escrow Shares Release Date”) in order to ensure the satisfaction of adjustment claims made pursuant to Section 3.1(c) of this Agreement.  Promptly following the Adjustment Escrow Shares Release Date, all of such Adjustment Escrow Shares and Carve Out Escrowed Adjustment Shares shall be released to the applicable Participating Rights Holders pursuant to, and in accordance with, Schedule 3.2(b) hereof, the Escrow Agreement and the Payment Agreement, as applicable, except for that number of such shares required to be held pursuant to, and in accordance with, the provisions of the Escrow Agreement to satisfy any claims for an adjustment to Merger Consideration made on or prior to such date pursuant to Section 3.1(c) of this Agreement.

(d)   The Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares shall be held until the date that is twelve (12) months after the Closing Date (the “Indemnity Escrow Shares Release Date”) in order to ensure the satisfaction of indemnification claims made pursuant to this Agreement.  Promptly following the Indemnity Escrow Shares Release Date, all of such Indemnity Escrow Shares and Carve Out Escrowed Indemnity Shares shall be released to the applicable Participating Rights Holders pursuant to, and in accordance with, the Escrow Agreement and the Payment Agreement, as applicable, except for (i) that number of such shares, required to be held pursuant to, and in accordance with, the provisions of the Escrow Agreement to satisfy any claims for indemnification made on or prior to such date pursuant to Article 9 of this Agreement and (ii) that number of such shares subject to claims of the Stockholder Representative for reimbursement of expenses incurred by the Stockholder Representative in accordance with the provisions of Section 3.7(c) hereof or for indemnification of the Stockholder Representative in accordance with the provisions of Section 3.7(d) hereof.

3.7           Stockholder Representative.

(a)   Appointment of Stockholder Representative.  Andrew P. Goldfarb is hereby appointed, effective from and after the Effective Time, to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 3.7 and the Escrow Agreement.  If Andrew P. Goldfarb is at any time unable to serve as Stockholder Representative as a result of his death, resignation, incapacity or removal, then the Participating Rights Holders holding a majority in interest of the Company Preferred Stock held by the Participating Rights Holders as of the Closing Date (immediately prior to the Effective Time) shall appoint a successor Stockholder Representative, and Parent shall be entitled to rely, without any investigation or inquiry, on the instruction of any such individuals.

(b)   Authority After the Effective Time.  From and after the Effective Time, the Stockholder Representative shall be authorized to:

(i)            take all actions required or permitted by, and exercise all rights granted to, the Stockholder Representative in this Agreement or the Escrow Agreement;

(ii)           receive all notices or other documents given or to be given to the Stockholder Representative by Parent pursuant to this Agreement or the Escrow Agreement;

(iii)          negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Participating Rights Holders;

(iv)          execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(v)           engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement on behalf of the Participating Rights Holders;

(vi)          approve of and execute amendments to this Agreement in accordance with Section 11.15 hereof; and

(vii)         take, or refrain from taking, such other action as the Stockholder Representative may deem appropriate on behalf of the Participating Rights Holders, including:

(A)          agreeing to any modification or amendment of this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(B)           taking any actions required or permitted under the Escrow Agreement; and

(C)           all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement.

(c)   Reimbursement of Expenses.  The Stockholder Representative shall be entitled to receive reimbursement out of the Escrowed Shares otherwise distributable to Participating Rights Holders upon release from escrow to the Participating Rights Holders, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative in the performance or discharge of his or her rights and obligations under this Agreement.

(d)   Release from Liability; Indemnification; Authority of Stockholder Representative.  Each Participating Rights Holder hereby releases the Stockholder Representative from, and each Participating Rights Holder agrees to indemnify the Stockholder Representative against, liability for any error in judgment or action taken or not taken by him in his or her capacity as such agent, except for the liability to a Participating Rights Holder for loss which such holder may suffer from the willful misconduct or gross negligence of the Stockholder Representative in carrying out his or her duties hereunder.  By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby irrevocably appoints, as of the Agreement Date, the Stockholder Representative as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent, Midco, the Merger Sub or the Surviving Corporation may be entitled to indemnification and, by virtue of its approval of the Agreement, the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  This power of attorney is coupled with an interest, surviving death and is irrevocable.  All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Participating Rights Holders (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof).  By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby agrees to the provisions of this Agreement, including, without limitation, the provisions of Sections 3.6 and 3.7 and Article 9 hereof.  The provisions of this Section 3.7 are independent and severable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Sub as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Company Disclosure Schedule attached to this Agreement (the “Company Disclosure Schedule”):

4.1           Incorporation; Authority.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own or lease and operate its respective properties and to carry on its respective business as presently conducted and as presently proposed to be conducted. The Company has delivered (as hereinafter defined) to Parent complete and correct copies of its  and its Subsidiaries’ Certificate of Incorporation and by-laws (or similar constituent documents), in each case with all amendments thereto, which Certificate of Incorporation and by-laws (or similar constituent documents) are in full force and effect.  For the purposes of this Agreement, where appropriate, “delivery” shall be deemed to include the posting of an item in the Dataroom.

4.2           Authorization and Enforceability.  The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company’s stockholders.  The Company Board has (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that this Agreement is advisable.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

4.3           Governmental and Other Third-Party Consents, Non-Contravention, Etc.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company or any of its Subsidiaries is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of Merger Certificate with the Delaware Secretary of State; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of shares of Parent Common Stock in the Merger. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate, or require any consent or approval under or in connection with, (a) any provision of the Company’s or its Subsidiaries’ certificate of incorporation or by-laws (or similar constituent documents), as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company or any of its Subsidiaries, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Company or any of its Subsidiaries is a party or by or to which it or any of its assets is bound or subject.

4.4           Capitalization.  The authorized and outstanding capital stock and other securities of the Company are as set forth in Schedule 4.4 of the Company Disclosure Schedule.  All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and all of such outstanding shares and other securities are owned of record as set forth in Schedule 4.4 of the Company Disclosure Schedule, and were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person.  The Company is not aware of any person who has a valid right to rescind any purchase of any shares of the Company’s capital stock or other securities. Other than as set forth on Schedule 4.4 of the Company Disclosure Schedule, there are no agreements or other obligations to which the Company is a party or by which it is bound to purchase or sell any shares of its capital stock or other securities, and no outstanding convertible or exchangeable securities, options, warrants or other rights to acquire from the Company any shares of its capital stock or other securities.  Schedule 4.4 of the Company Disclosure Schedule sets forth the name of each person who holds any option, warrant or other right to acquire shares of the Company’s capital stock or other securities, the number and type of shares or securities subject to such option or right, the per-share exercise price payable therefor and, in the case of warrants, the priority and amount of consideration to be payable upon exercise thereof.

4.5           Qualification.  The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

4.6           Subsidiaries.  Except as set forth on Schedule 4.6 of the Company Disclosure Schedule, the Company does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.  Company is the sole record and beneficial owner of the issued and outstanding shares of capital stock of each of the Subsidiaries listed as owned by it, free and clear of all Liens.

4.7           Financial Statements.

(a)   Attached to Schedule 4.7 of the Company Disclosure Schedule are copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2007 and the related audited consolidated statements of operations, stockholders’ equity and cash flows, respectively, of the Company, for the fiscal year ended on such date, certified by Deloitte & Touche LLP, independent public accountants, (ii) the audited consolidated balance sheet of the Company as of December 31, 2008 (the “Company’s Balance Sheet”) and the related audited consolidated statements of operations, stockholders’ equity and cash flows, respectively, of the Company, for the fiscal year ended on such date, certified by Deloitte & Touche LLP, independent public accountants (the “2008 Audited Financials”), and (iii) the unaudited balance sheet of the Company as of March 31, 2009, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the three-month period ended on such date (all such financial statements, the “Signing Date Financials”).  Each of the Signing Date Financials comply in all material respects with all accounting requirements applicable to Company and have been prepared in accordance with GAAP applied on a basis consistent with prior periods; each of the balance sheets included therein presents fairly and accurately in all material respects the financial condition of the Company and its Subsidiaries as of its respective date; and each of the statements of operations, stockholders’ equity and cash flows, respectively, included therein presents fairly and accurately in all material respects the results of operations and retained earnings, or cash flows, as the case may be, of the Company and its Subsidiaries for the period covered thereby; in each case, subject, with respect to the unaudited consolidated financial statements referred to in clause (iii) of this section, to the absence of footnote disclosure and to normal, recurring adjustments, the effect of which, both individually and in the aggregate, is not and will not be material. No financial statements of any person other than Company are required by GAAP to be included in the Signing Date Financials.  The Signing Date Financials were derived from the books and records of Company, which books and records are maintained in all material respects in accordance with reasonable business practices.

(b)   Company and its Subsidiaries possess, and shall have delivered to Parent prior to Closing, all of the applicable materials, work papers, documents, books, records, information and other supporting materials, including financial, accounting and other information with respect to Company, its Subsidiaries and all of their respective predecessors that are necessary or required to produce the audited and unaudited consolidated financial statements of Company and its Subsidiaries for all periods prior to the Effective Time as well as the unaudited consolidated pro form financial statements of Company and Parent required to be disclosed and filed following the Effective Time by Parent pursuant to Item 2.01 of Form 8-K (or any successor form) and Rule 3-05 of Regulations S-X (appearing in Party 210 of Title 17 of the Code of Federal Regulations) (collectively, the “Supporting Materials”).

4.8           Absence of Certain Changes.  Since the date of the Company’s Balance Sheet, except as disclosed on Schedule 4.8 of the Company Disclosure Schedule, there has not been any:  (i) change in the assets, liabilities, sales, income, loss or business of the Company or any of its Subsidiaries or in their respective relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on the Company; (ii) acquisition or disposition by the Company or any of its Subsidiaries of any material asset or property including but not limited to (A) the transfer, abandonment or sale by the Company or its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices that do not include any rights with respect to source code or object code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any person, or (B) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any other person, other than commercially available, in-bound “shrink wrap” binary code end-user licenses; (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of the Company or any Subsidiary; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of the Company; (v) issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company or any of its Subsidiaries of any such capital stock except upon exercise of a Company Option; (vi) except as contemplated herein, loss of the services of any officer or key employee or consultant, or any material increase in the compensation, pension, or other benefits payable or to become payable by the Company or any of its Subsidiaries to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them; (vii) forgiveness or cancellation of any debts or claims by the Company or any of its Subsidiaries or any waivers of any rights with respect thereto; (viii) entry by the Company or any of its Subsidiaries into any transaction with any of its Affiliates; (ix) incurrence by the Company or any of its Subsidiaries of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of the Company; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries; or (xi) discharge or satisfaction by the Company or any of its Subsidiaries of any Lien or payment by the Company or any of its Subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Company’s Balance Sheet, (B) current liabilities to persons other than Affiliates of the Company incurred since the date of the Company’s Balance Sheet in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated hereby and as disclosed in Schedule 4.8 of the Company Disclosure Schedule.

4.9           Properties and Assets.

(a)   Except with respect to Intellectual Property, which is the subject of Section 4.10 below, each of the Company and is Subsidiaries has good and marketable title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including without limitation all those reflected in the Company’s Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Company’s Balance Sheet), all free and clear of Liens on the there respective interest therein.  All such properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and are, and as of the Closing Date will be, adequate and sufficient to carry on the business of the Company and its Subsidiaries as presently conducted.  Schedule 4.9 of the Company Disclosure Schedule sets forth a complete and correct list of all capital assets of the Company and its Subsidiaries.

(b)   Neither the Company nor any of its Subsidiaries owns any real property.  Neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property.  Schedule 4.9 of the Company Disclosure Schedule sets forth a complete and correct description of all leases of real property to which the Company or any of its Subsidiaries is a party.  Complete and correct copies of all such leases have been delivered to Parent.  Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder by the Company or any of its Subsidiaries, or to the best of its knowledge, any other person.  The leasehold interests of the Company and its Subsidiaries are subject to no Lien, and the Company or its Subsidiary, as the

case may be, is in quiet possession of the properties covered by such leases. Company has notified the lessor of the Maynard Lease that Company is terminating the Maynard Lease when it expires on July 31, 2009.

4.10         Intellectual Property.

(a)   Schedule 4.10(a) lists and separately identifies (i) all Company Registered Intellectual Property (setting forth, for each item, the applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (ii) all Company Products that are currently sold, published, offered for sale or under development by the Company and its Subsidiaries and (iii) all material unregistered trademarks. Except as set forth Schedule 4.10(a), no Company Intellectual Property is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(b)   With respect to each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property, except for Company Registered Intellectual Property that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. No information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct. The Company has no knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate any patents and patent applications (including, but not limited to, any provisional applications and any international or foreign patents and patent applications) included in the Company Registered Intellectual Property (such patents and patent applications and any and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof, the “Company Patents”), or of any conduct the result of which would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable. The original, first and joint investors of the subject matter claimed in any Company Patents are properly represented in the Company Patents.

(c)   Each item of Company Intellectual Property is either:  (i) owned solely by the Company or its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company and its Subsidiaries and their respective permitted successors pursuant to a valid and enforceable written license. The Company Intellectual Property constitutes all the Intellectual Property necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted or, to the Company’s knowledge, planned to be conducted.

(d)   To the extent that any work, invention, or material has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or its Subsidiaries has a written agreement with such third party with respect thereto and the Company or its Subsidiaries has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

(e)   Except as set forth on Schedule 4.10(e) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has transferred ownership of, or granted any license (other than licenses granted pursuant to customer agreements with aggregate fees payable that are less than $25,000 entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Parent), with respect to, any Company Intellectual Property to any third party.  Schedule 4.10(e) lists (i) all Contracts to which Company or any of its Subsidiaries is a Party granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property (“Licenses Out”) and (ii) all Contracts to which the Company or its Subsidiaries hold or are granted any rights to any third party Intellectual Property, indicating for each such agreement whether the Company or one of its Subsidiaries is the licensee or licensor thereunder (excluding (A) licenses granted pursuant to customer agreements with aggregate fees payable that are less than $25,000 entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Parent, and (B) licenses to any fully-paid up, non-exclusive licenses to any generally available, off-the-shelf binary code software programs licensed by the Company or its Subsidiaries on standard terms which programs are not sold with, incorporated into, bundled with or used in the development of any Company Product). Except for the nonstandard customer agreements identified as such in Schedule 4.10(e), all of the Licenses Out are in all material respects in the form of the Company’s form of customer agreement, copies of which have been provided to Parent.

(f)    The Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule.  The Company and each of its Subsidiaries is in material compliance with such Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule and, to the knowledge of the Company, all other parties to such Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule are in material compliance with such Contracts.  Except as set forth in Schedule 4.10(e) of the Company Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not require the consent of or prior notice to any party to such Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ respective rights under the Contracts listed on Schedule 4.10(e) of the Company Disclosure Schedule to the same extent the Company or its Subsidiaries would have been able to had the transaction contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.

(g)   Schedule 4.10(g) of the Company Disclosure Schedule lists all Contracts between the Company or its Subsidiaries and any third party wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or its Subsidiaries of any third party’s Intellectual Property.

(h)   Except as set forth in Schedule 4.10(h) of the Company Disclosure Schedule, to the Company’s knowledge no person has nor is infringing or misappropriating any Company

Intellectual Property. The conduct of the business of the Company (including, without limitation, the distribution, sale or licensing of the Company Products) and its Subsidiaries and use of the Company Intellectual Property or any Intellectual Property that as formerly Company Intellectual Property by the Company and its Subsidiaries has not in the past and does not infringe or misappropriate any other Person’s Intellectual Property, other than the rights of any person under any patent, or give rise to any claim of unfair competition under any applicable law, rule or regulation. To the Company’s knowledge, neither the conduct of the business of the Company and its Subsidiaries (including, without limitation, the distribution, sale or licensing of the Company Products), nor the use of the Company Intellectual Property by the Company and its Subsidiaries, infringes or violates (or in the past infringed on or violated) the rights of any Person under any patent. No claims, litigation or governmental or other proceedings (i) challenging the validity, enforceability, effectiveness or ownership by the Company or its Subsidiaries of any of the Company Intellectual Property owned by them or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company or its Subsidiaries or by any licensee of the Company or its Subsidiaries infringed or misappropriated, does infringe or misappropriate or will infringe or misappropriate any Intellectual Property or other proprietary or personal right of any person, have been asserted against the Company or its Subsidiaries or, to the Company’s knowledge, are threatened by any person.

(i)    The Company and its Subsidiaries maintain reasonable security measures for the preservation of the secrecy and proprietary nature of such of the Company Intellectual Property as constitute trade secrets or other confidential information, including, without limitation, requiring all Company employees and consultants and other persons with access to Company trade secrets or other confidential information to execute a confidentiality agreement and, to the Company’s knowledge, there has not been any breach by any party to any such confidentiality agreement. To the Company’s knowledge, no officer, director, employee, or consultant of the Company or any of its Subsidiaries is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of the Company or its Subsidiaries, (ii) conflicts or may conflict with the business or operations of the Company or its Subsidiaries, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company or its Subsidiaries.  The Company and its Subsidiaries have obtained from all persons (including employees) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or its Subsidiaries, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company or its Subsidiaries, copies of which have been delivered to Parent. Each inventor named in Company Patents, alone or together with any joint owners, has executed an agreement assigning his or her entire right, title and interest in and to such Company Patents and the inventions described therein, to the Company or its Subsidiaries.

(j)    The transactions contemplated by this Agreement and the Related Agreements will not alter, impair or otherwise affect any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

(k)   Except as set forth on Schedule 4.10(k), neither the Company nor any of its

Subsidiaries has disclosed or delivered to any escrow agent or any other person any of the source code relating to any Company Intellectual Property, and no other person has the right, contingent or otherwise, to obtain access to or use any such source code.

(l)    The Company Intellectual Property that is owned by the Company or its Subsidiaries, and to the knowledge of the Company, all other Company Intellectual Property does not contain (i) any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that intentionally causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person.

(m)  Schedule 4.10(m) lists all Publicly Available Software contained in, incorporated into, linked to or called by the Company Products in any way and describes the manner in which such Publicly Available Software was used.  Except as set forth in Schedule 4.10(m), the Company has not incorporated Publicly Available Software into, or combined Publicly Available Software with, any Company Product, used Publicly Available Software to provide any Company Product or distributed Publicly Available Software in conjunction with or for use with any Company Product.  The incorporation, linking, calling, modification, distribution or other use in or by any Company Product in any manner whatsoever of any such Publicly Available Software listed on Schedule 4.10(m) does not obligate the Company to (A) disclose, distribute or offer to disclose or distribute, (B) license for the purpose of making derivative works, or (C) redistribute at no charge or with any restriction on the consideration charged therefor, the source code or make available, offer or deliver any portion of the source code of any Company Product or component thereof to any third party, other than the source code for the specific third party component identified in Schedule 4.10(m).  The Company and its Subsidiaries are in material compliance with all of the obligations and conditions of any licenses for Publicly Available Software used by it or them, including any notice, distribution and contribution obligations or conditions.

(n)   Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Employee has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company Intellectual Property owned by the Company or any Subsidiary or restrict the ability of the Company or any of its Subsidiaries to enforce, license, or exclude others from using the Company Intellectual Property. No funds or facilities of any university or Governmental Authority were used in the development of any Company Intellectual Property owned or exclusively licensed to the Company. The Company has obtained all approvals necessary for exporting the Company Products outside the United States and importing the Company Products into any country in which the Company Products are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(o)   Schedule 4.10(o) lists all Contracts pursuant to which the Company or any of its Subsidiaries is currently obligated or has a future obligation to provide support or other services (“Support Agreements”).  Except for the nonstandard support agreements identified as such in Schedule 4.10(o), all of the Support Agreements are in all material respects in the form of the contract identified as the Standard Support Agreement set forth in Schedule 4.10(o) (the “Standard Support Agreement”).  The versions of the Company Products currently supported by the Company and its Subsidiaries are set forth on Schedule 4.10(o).  Except as set forth on Schedule 4.10(o), neither the Company nor any of its Subsidiaries nor any of their Affiliates has granted any other person the right to furnish support or maintenance services with respect to the Company Products to any third party.

4.11         Product Warranties.  Each Company Product at all times is and has been in conformity in all material respects with all contractual commitments and specifications as the Company and its Subsidiaries has warranted to its customers.  No Company Product is subject to any guaranty, warranty, or other indemnity beyond the Company’s applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law, rule or regulation. No customer of the Company or its Subsidiaries has made a claim in writing against the Company or its Subsidiaries requesting or demanding replacement or repair of any product sold by the Company to such customer or other damages in connection with such product, except for product warranty claims against the Company or its Subsidiaries in the ordinary course of business and consistent with the Company’s and its Subsidiaries’ past business experience and practices. No claim or liability asserted in writing is pending against the Company, and, to the Company’s knowledge, the Company has no liability, arising out of any injury to individual or any material property damage as a result of the ownership, possession or use of any Company Product, except for product warranty claims against the Company or its Subsidiaries in the ordinary course of business and consistent with the Company’s and its Subsidiaries’ past business experience and practices and except as disclosed on Schedule 4.11.

4.12         Indebtedness.  The Company has no Indebtedness outstanding except as set forth in Schedule 4.12 of the Company Disclosure Schedule.  The Company is not in default with respect to any Indebtedness nor does any event or condition exist that after notice or lapse of time or both could constitute a default under any Indebtedness of the Company.   No Indebtedness of the Company or any agreement, instrument or other obligation relating thereto purports to limit the operation of its businesses.  Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been furnished to Parent.  No approval or consent of any person that has not already been obtained and listed on Schedule 4.12 of the Company Disclosure Schedule is needed in order that any Indebtedness of the Company continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such Indebtedness or any agreement, instrument or other obligation relating thereto includes any provision, the effect of which may be to enlarge or accelerate any obligations of the Company in connection with such Indebtedness or under any such agreement or instrument, to terminate such Indebtedness (or give rise to a right of termination in connection with such Indebtedness or under any such agreement or instrument), or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby.

4.13         Absence of Undisclosed Liabilities.  Except to the extent (a) reflected or reserved against in the Company’s Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Company’s Balance Sheet or (c) described on

Schedule 4.13 of the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP or referred to in the notes thereto.

4.14         Taxes.  For purposes of this Section 4.14 references to the Company shall include all Subsidiaries of the Company.

(a)   Filing of Tax Returns and Payment of Taxes.  Except as set forth on Schedule 4.14(a), the Company has timely filed all income Tax Returns, sales Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extension of time to file granted to or obtained on behalf of the Company).  All material Taxes due and payable by the Company, whether or not shown as due on a Tax Return, have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period or portion thereof ending on or before the Closing Date in an amount that exceeds the corresponding reserve for unpaid Taxes, if any, reflected in the unaudited balance sheet of the Company as of March 31, 2009, as adjusted for any Tax accruals and Tax payments in the ordinary course of business between March 31, 2009 and the Closing Date.  The Company has delivered to Parent accurate and complete copies of all Tax Return filed by or with respect to it with respect to taxable periods ended on or after December 31, 2005, and has delivered to Parent accurate and complete copies of all examination reports with respect thereto and all statements of deficiencies assessed against or agreed to by the Company with respect thereto.

(b)   Deficiencies.  No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any Tax authority against the Company.

(c)   Liens.  There are no Liens for Taxes (other than Taxes not yet due and payable) on the assets of the Company.

(d)   Extensions to Statute of Limitations for Assessment of Taxes.  The Company does not currently have in effect any consent to extend the time in which any Tax may be assessed or collected by any Tax authority.

(e)   Extensions of the Time for Filing Tax Returns.  Except as set forth in Schedule 4.14(e) of the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return that is currently in effect.

(f)    Pending Proceedings.  There is no action, suit, Tax authority proceeding, or audit with respect to any Tax now in progress, pending, or to the Company’s knowledge, threatened against or with respect to the Company.

(g)   Membership in Affiliated Groups, Etc.  The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

(h)   Adjustments under Section 481.  The Company will not be required, as a result of a change in method of accounting for any period ending on or before the Closing Date other than as a result of the transactions contemplated by this Agreement, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

(i)    Tax Sharing, Allocation, or Indemnity Agreements.  The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(j)    Withholding Taxes.  The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

(k)   Foreign Permanent Establishments and Branches.  Except as set forth in Schedule 4.14(n) of the Company Disclosure Schedule, the Company does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

(l)    U.S. Real Property Holding Corporation.  The Company is not and has not been a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code.

(m)  Parachute Payments.  Except as described on Schedule 4.14(m) of the Company Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

(n)   Divisive Transactions.  The Company has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

(o)   Rulings.  There are no outstanding rulings of, or requests for rulings by, any Tax authority addressed to the Company that are, or that if issued would be, binding on the Company.

(p)   Listed Transactions, Etc.  The Company has not been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2), any “loss transaction” as defined in Treasury Regulations Section 1.6011-4(b)(5), or any “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(6).

(q)   Midco.  Neither the Parent, Midco, Merger Sub, Company, Surviving Corporation nor Stockholder Representative has any intention to liquidate, merge, dissolve or otherwise terminate the existence of Midco for U.S. federal income tax purposes.

4.15         Employee Benefit Plans.

(a)   Except as described on Schedule 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries now maintains or contributes to, or has any liability (contingent or otherwise) in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.  Each of the arrangements set forth on Schedule 4.15(a) of the Company Disclosure Schedule is hereinafter referred to as a “Company Employee Benefit Plan,” except that any such arrangement that is a multi-employer plan will be treated as a Company Employee Benefit Plan only for purposes of Sections 4.15(d)(iv), (vi), and (viii) and 4.15(g) hereof.

(b)   The Company has delivered or made available to Parent true, correct, and complete copies of each Company Employee Benefit Plan, and with respect to each such Company Employee Benefit (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the six preceding calendar years, and (iii) the most recently received Internal Revenue Service (“IRS”) determination letters and any governmental advisory opinions or rulings.

(c)   To the Company’s knowledge, each Company Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Company Employee Benefit and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and applicable to such Company Employee Benefit.  Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of a Company Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Schedule 4.15(a) of the Company Disclosure Schedule and has been determined by the IRS to be so qualified, and to the Company’s knowledge, nothing has occurred since the date of the last such determination as to each such Company Employee Benefit or trust that has resulted or is likely to result in the revocation of such determination as to such Company Employee Benefit or trust.

(d)   There is no pending, or to the Company’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Company Employee Benefit Plan, or to the Company’s knowledge, any fiduciary or service provider thereof, and to the Company’s knowledge, there is no basis for any such legal action, proceeding or investigation.

(e)   No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

(f)    No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Company Employee Benefit Plan, or any retirement plan of an ERISA affiliate of the Company, which is subject to Title IV of ERISA.

(g)   To the Company’s knowledge, no Company Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(h)   No communication, report, or disclosure has been made by the Company that, at the time made, did not reflect accurately in all material respects the terms and operations of any Company Employee Benefit Plan.

(i)    No Company Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

(j)    No benefits due under any Company Employee Benefit Plan have been forfeited subject to a right of reinstatement (which right would still exist at or after the Effective Time) except as required by applicable law.

(k)   Each Company Employee Benefit Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

(l)    With respect to each Company Employee Benefit Plan for which a separate fund of assets is required to be maintained, full payment has been made of all amounts that the Company is required, under the terms of each such Company Employee Benefit Plan, to have paid as contributions to that Company Employee Benefit Plan as of the end of the most recently ended plan year of that Company Employee Benefit Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Company Employee Benefit Plan.  The current value of the assets of each such Company Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Company Employee Benefit.

(m)  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Company Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

(n)   No Company Employee Benefit Plan is a multi-employer plan.

(o)   Each Employee Benefit Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) is fully funded and has been fully accrued for on the Financial Statements; and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

(p)   The exercise price of each Company Option is no less than the fair market value of a share of Common Stock determined on the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 4.15(p) of the Company Disclosure Schedule.  Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 4.15(p) of the Company Disclosure Schedule has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.  By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 4.15(p) of the Company Disclosure Schedule has been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder.  From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Schedule 4.15(p) of the Company Disclosure Schedule has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including but not limited the final regulations promulgated.

(q)   For purposes of this Section 4.15, “multi-employer plan,” “party in interest,” “current value,” “accrued benefit,” “reportable event,” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “ERISA affiliate” means any entity that under Section 414 of the Code is treated as a single employer with the Company.

4.16         Safety and Environmental Matters.  Except as set forth on Schedule 4.16 of the Company Disclosure Schedule:

(a)   None of the activities carried on by the Company or any of its Subsidiaries at any plants, offices, or properties in or on which the Company or any of its Subsidiaries operates are in material violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended.

(b)   Neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company is in material violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and applicable federal, state, foreign, and local statutes, regulations, ordinances, orders, and decrees relating to Hazardous Substances (as defined in Section 4.15(c) hereof), natural resources, pollutants or protection of human health, safety, or the environment (all of the foregoing, collectively, “Environmental Laws”).

(c)   Neither the Company nor any of its Subsidiaries has received written notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, or otherwise has any knowledge that (i) the Company has been identified by the United States Environmental Protection Agency (the “EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by or forming the basis of liability under any Environmental Laws (collectively, “Hazardous Substances”) that the Company or any of its Subsidiaries has generated, transported, handled, used, or disposed of has been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company or any of its Subsidiaries conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company or any of its Subsidiaries is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(d)   (i)    No portion of any real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries has been used by the Company, its Subsidiaries, or to the Company’s knowledge, by any other person, to handle, use, manufacture, transport, store, or dispose of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances used by the Company or any of its Subsidiaries is located on any real property presently owned, leased, or operated by the Company or any of its Subsidiaries, or to the Company’s knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by the Company or it Subsidiaries and to the Company’s knowledge, those of any other operators of any real property presently or formerly owned, leased, or operated by the Company, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws; (iii) to the Company’s knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances by the Company or any of its Subsidiaries on, upon, into, or from any real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries; (iv) to the Company’s knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries that, through soil or groundwater contamination, have come to be located on, any of the real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries; and (v) to the extent required by applicable Environmental Laws, any Hazardous Substances that have been generated by the Company, its Subsidiaries, or, to the Company’s knowledge, by any other person, on any real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities having, to the Company’s knowledge, valid permits as required under applicable Environmental Laws, which transporters and facilities, to the Company’s knowledge, have been and are operating substantially in compliance with such permits and applicable Environmental Laws.

(e)   No real property presently leased, or operated by the Company or any of its Subsidiaries, and to the Company’s knowledge, no real property formerly owned, leased, or operated by the Company, and as a result of the present or past activities of the Company or any of its Subsidiaries, is subject to any Environmental Law requiring the performance of any Hazardous Substances site assessment, the removal or remediation of any Hazardous Substances, the giving of notice to any governmental agency or other person, or the recording and/or delivery to any governmental agency or other person of any environmental disclosure statement or document, by reason of, or as a condition to the effectiveness of, the Merger and/or any other transaction contemplated hereby.

(f)    Each of the Company and its Subsidiaries has and maintains, in full force and effect, all licenses, permits, registrations, consents, authorizations and other approvals (the “Environmental Permits”) from all governmental authorities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operation of the Company, and the Company is in material compliance with all of the Environmental Permits.

4.17         Labor Relations.  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice.  There is no charge or proceeding pending, or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices or unfair labor practice before any Governmental Authority, including without limitation the National Labor Relations Board, and there are no pending claims against the Company under any workers compensation plan or policy or for long-term disability.  There is no labor strike, dispute, work slow-down, or work stoppage pending, or to the Company’s knowledge, threatened against or involving the Company or any of its Subsidiaries.  To the company’s knowledge, no one has petitioned within the last five years or is now petitioning for union representation of any of the employees of the Company or any of its Subsidiaries.  To the Company’s knowledge, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of its Subsidiaries and no claim therefor has been asserted.  None of the employees of the Company or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has experienced any work stoppage or other material labor difficulty during the last five years. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees or former employees.  The Company has not incurred, and the execution of this Agreement or the consummation of the transactions contemplated hereby shall not result in, any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”).

4.18         Litigation.  Except as set forth in Schedule 4.18 of the Company Disclosure Schedule, no litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by the Company’s or any of its Subsidiaries’ receipt of service of process or other written notice of such pendency), or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries.

4.19         Material Contracts.

(a)   Schedule 4.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (as defined below).  As used in this Agreement, the term “Material Contract” means every Contract that is legally enforceable by or against or otherwise binding on the Company or any of its Subsidiaries and which is material to the Company’s or its Subsidiaries’ business, and specifically includes without limitation: (i) Contracts with any current or former officer, director, employee, consultant, or stockholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest (other than agreements terminable by the Company or its Subsidiary upon 30 days notice and which termination does not result in any obligations or liabilities to the Company or any of its Subsidiaries); (ii) Contracts with any labor union or association representing any employee; (iii) Support Services Agreements and other Contracts for the provision of services by or to the Company or its Subsidiaries in excess of $10,000; (iv) End-User Purchase Agreements, reseller agreements and other Contracts for the sale or license of Company Products excess of $25,000; (v) bonds or other security agreements provided by any party in connection with the business of the Company or any of its Subsidiaries; (vi) Contracts for the purchase or other acquisition or the sale or other disposition of assets or properties (other than in the ordinary course of business), or for the grant to any person of any preferential rights to purchase any such assets or properties; (vii) joint venture Contracts relating to the assets, properties, or business of the Company or any of its Subsidiaries or by or to which it or any of its assets or properties is bound or subject; (viii) Contracts under which the Company or any of its Subsidiaries agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (ix) Contracts with regard to Indebtedness, including, without limitation, any indenture or other agreements in connection with issuances of bonds, debentures or other debt securities by the Company and any agreements in connection with bank financings by the Company or any of its Subsidiaries; (x) any Contract, commitment, transaction or series of transaction for any purpose relating to capital expenditures or commitments; (xi) any distribution, joint marketing or development Contract; (xii) any assignment, license or other Contract with respect to any form of intangible property, including, but not limited to, any Company Intellectual Property (other than (i) End-User Purchase Agreements, reseller agreements and other Contracts for the sale or license of Company Products which are addressed in clause (iv) above, and (ii) fully-paid up, non-exclusive licenses to any generally available, off-the-shelf binary code software programs licensed by the Company or its Subsidiaries on standard terms which programs are not sold with, incorporated into, bundled with or used in the development of any Company Product) (xiii) any Contracts relating to venture capital and other equity financings by the Company; (xvi) any stockholder Contracts or other Contracts with any of the Company Stockholders pertaining to the shares of Company Stock held by them or their rights as stockholders of the Company; (xv) Contracts required to be listed on Schedule 4.10(e) or Schedule 4.10(k) of the Company Disclosure Schedule; (xvi) End-User Purchase Agreements, License Agreements; and (xvii) to the knowledge of the Company, any voting trust or voting Contracts among the Company Stockholders.

(b)   All of the Material Contracts are in full force and effect, and neither the Company, its Subsidiaries, nor, to the Company’s knowledge, any other party thereto is in default under or in material breach of any of the material terms thereof nor does any event or conditions exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of the Company or any of its Subsidiaries, or to the Company’s knowledge, any other party thereto.  Except as set forth on Schedule 4.19(b) of the Company Disclosure Schedule, no approval or consent of any person that has not already been obtained and listed on Schedule 4.19(a) of the Company Disclosure Schedule is needed in order that the Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no such Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such Material Contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby.  The Company has delivered or made available to Parent true, correct, and complete copies of all such Material Contracts, including all amendments, modifications, and supplements thereto.

4.20         Potential Conflicts of Interest.  No officer, director, or, to the Company’s knowledge, stockholder of the Company (a) owns, directly or indirectly, any interest (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that furnishes or sells services or products that the Company or any of its Subsidiaries furnishes or sells or proposes to furnish or sell or is a lessor, lessee, customer, or supplier of the Company; (b) owns, directly or indirectly, in whole or in part (other than solely as a result of his or its ownership of Company Stock), any tangible or intangible property that the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or (c) to the Company’s knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements.

4.21         Insurance.  Schedule 4.21 of the Company Disclosure Schedule lists the policies of product liability, theft, fire, liability, worker’s compensation, life, property and casualty, directors and officers, and other insurance owned or held by the Company.  Such policies of insurance are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with customary business practice for companies in the Company’s line of business and of a similar size and location.  All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company or any of its Subsidiaries is a party; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth on Schedule 4.21 of the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

4.22         Bank Accounts, Signing Authority, Powers of Attorney.  Schedule 4.22 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company and each of its Subsidiaries and the persons with signing or other authority to act with respect thereto.  Except as so listed, neither the Company nor any of its Subsidiaries has any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company or any of its Subsidiaries, to withdraw any money or other property from any bank, brokerage, or other account of the Company or any of its Subsidiaries, or to act under any agency or power of attorney granted by the Company or any of its Subsidiaries at any time for any purpose.  Schedule 4.22 of the Company Disclosure Schedule also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company or any of its Subsidiaries.

4.23         Relationships With Suppliers and Licensors.  No material current supplier to the Company or any of its Subsidiaries has notified the Company or any such Subsidiary in writing, nor does the Company otherwise have knowledge, of an intention to terminate or substantially alter its existing business relationship with the Company, nor has any licensor under any material license agreement with the Company or any Subsidiary notified the Company or any Subsidiary of an intention in writing, nor does the Company otherwise have knowledge of such an intention,  to terminate or substantially alter the Company’s or such Subsidiary’s rights under such license.

4.24         Employment of Officers, Employees.  The name and current annual salary and other compensation payable by the Company or any of its Subsidiaries to each of its employees (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation, and other extra compensation) are as set forth on Schedule 4.24 of the Company Disclosure Schedule.  Except to the extent otherwise disclosed on Schedule 4.24 of the Company Disclosure Schedule, none of the current or former officers, directors, employees or consultants of the Company or any of its Subsidiaries is a party to, or the beneficiary of, any agreement, plan or arrangement that provides for any payment (whether of severance pay or otherwise) becoming due to such current or former officer, director, employee or consultant upon termination of his or her relationship with the Company or any of its Subsidiaries or as a result of the Merger, or that provides for the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of such current or former director, officer, consultant, or employee upon termination of his or her relationship with the Company or any of its Subsidiaries or as a result of the Merger.

4.25         Minute Books.  The minute books of the Company made available to Parent for inspection accurately record therein all material actions taken by the Company Board, all committees thereof, and the Company’s stockholders. The minute books of the Company’s Subsidiaries made available to Parent for inspection accurately record therein all material actions taken by the board of directors (or similar governing body) of such Subsidiary, all committees thereof, and the Company as the sole stockholder of such Subsidiary.

4.26         Brokers.  No finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

4.27         Compliance with Other Agreements, Laws, Etc.  The Company and each of its

Subsidiaries have complied with, and is in compliance with, (a) all laws, statutes, governmental regulations in all material respects, (b) all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Company or its business, (c) all unwaived material terms and provisions of all contracts, agreements and indentures to which the Company is a party, or by which the Company or any of its properties is subject, and (d) its Certificate of Incorporation and by-laws (or similar constituent documents), respectively, each as amended to date.  Neither the Company nor any of its Subsidiaries have been charged with, or to the Company’s knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

4.28         Permits. Except as are set forth on Schedule 4.28 of the Company Disclosure Schedule, (i) the Company and each Subsidiary of the Company possesses such governmental approvals from all Governmental Authority necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, and (ii) to the Company’s knowledge, (A) there is no administrative action pending or threatened for the revocation of any such governmental approval and (B) no governmental approval by any governmental body having jurisdiction over the operation of the Company’s or its Subsidiaries’ business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

4.29         Accounts Receivable; Inventories.

(a)   Schedule 4.29(a) of the Company Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries, together with an aging schedule indicating a range of days elapsed since being invoiced.  All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and will be good and collectible in full within the later to occur of (i) 30 days after the Closing Date and (ii) 90 days after the day on which it first becomes due and payable, except to the extent of any reserve for uncollectible accounts receivable set forth on the Company’s consolidated financial statements.  No Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

(b)   All items of inventory of the Company are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business of the Company, except for items of inventory that are slow moving, obsolete, damaged, defective or below-standard quality, all of which have been or will be written off or written down to net realizable value on the accounting records or financial statements of the Company in accordance with GAAP as consistently applied in accordance with the Company’s past custom and practices.  The values at which such inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with GAAP as consistently applied in accordance with the Company’s past custom and practices.  The quantities of each item of inventory are not excessive but are reasonable in the present circumstances of the Company’s business.  Since the date of the Company Balance Sheet Date, the Company has continued to replenish inventories in the ordinary course of business and at a cost not exceeding market prices prevailing at the time of purchase.  The Company does not have any material commitments to purchase inventory other than in the ordinary course of business.

4.30         Distribution of Merger Consideration.  The Merger Consideration, when distributed in accordance with the terms of this Agreement, will have been distributed to the holders of Company Stock in accordance with the provisions of the Company Charter in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders or Executive Payee related to the distribution of the Merger Consideration.

4.31         Registration, First Offer, or Co-Sale Rights.  Except as described in Schedule 4.31 of the Company Disclosure Schedule or that will automatically terminate upon the consummation of the Merger, neither the Company nor, to the Company’s knowledge, any Participating Rights Holder has granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer or co-sale rights, with respect to any sale of shares of its capital stock or any securities convertible into shares of its capital stock to any person (the “Stock Rights”).

4.32         Required Stockholder Approval.  The only votes, consents or approvals of the stockholders of Company required pursuant to the Company’s Charter, applicable law, including Delaware Law, or any agreement with or among holders of Company securities to adopt and approve the terms of this Agreement, the Merger and the transactions contemplated hereby (the “Company Required Stockholder Approvals”) are the vote (at a duly called meeting of stockholders of the Company for such purpose) or written consent of (i) a majority of the voting power of the shares of the Company’s Preferred Stock, voting together as a single class, that are issued and outstanding on the record date, if any, applicable to such vote or written consent, and (ii) a majority of the voting power of the Company Stock issued and outstanding on the record date applicable, if any, to such vote or written consent.  The draft written consent provided to Parent by Company prior to the date hereof, when executed and delivered by all the persons set forth on the signature pages thereto shall constitute the Company Required Stockholder Approvals.

4.33         Disclaimer of Other Representations and Warranties.

(a)   NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, THE COMPANY STOCKHOLDERS OR ANY OF THE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES OF ANY OF THE FOREGOING HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR IN ANY DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED AT THE CLOSING PURSUANT TO THIS AGREEMENT.

(b)   Without limiting the generality of Section 4.33(a), none the Company, any of its Subsidiaries, the Company Stockholders or any of the officers, directors, partners, members, employees, consultants or representatives of any of the foregoing has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Parent and Merger Sub, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company; provided, however, that the foregoing shall not limit any representation or warranty made in this Article 4 or in any document, certificate or instrument delivered at the Closing pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB

Parent and the Merger Sub hereby represent and warrant to the Company as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Parent Disclosure Schedule attached to this Agreement (the “Parent Disclosure Schedule”):

5.1           Incorporation; Authority.  Each of Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and the Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse effect on the Company. Each of Parent and the Merger Sub has delivered to the Company complete and correct copies of its Certificate of Incorporation and by-laws, in each case with all amendments thereto, which Certificate of Incorporation and by-laws are in full force and effect.

5.2           Authorization and Enforceability.  Each of Parent and the Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and constitutes the valid and binding obligation of each of Parent and the Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

5.3           Governmental and Other Third-Party Consents, Non-Contravention, Etc.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Merger Sub is required in connection with the execution  and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of Merger Certificate with the Delaware Secretary of State; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of shares of Parent Common Stock in the Merger. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate, or require any consent or approval under or in connection with, (a) any provision of the Parent Charter or by-laws, as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Parent, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Parent is a party or by or to which it or any of its assets is bound or subject.

5.4           Parent Shares.  The shares of Parent Common Stock issued pursuant to this Agreement, when issued and delivered to the Participating Rights Holders in accordance with this Agreement, will be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) duly listed for trading on The NASDAQ Stock Market (or such other principal stock exchange on which the shares of Parent Common Stock are traded on the date on which such shares are issued), and (iii) issued in compliance with applicable state and federal securities laws.

5.5           SEC Documents.  Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2009, including but not limited to Parent’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009 (each, a “Parent SEC Document” and collectively, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents, taken as a whole, contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document or by other public disclosure by Parent, none of the Parent SEC Documents, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6           Compliance with Stock Exchange Rules.  Parent is in compliance with the applicable listing and other rules and regulations of The NASDAQ Stock Market, except to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent any shares of Parent Common Stock issued pursuant to this Agreement to be eligible for listing and trading on The NASDAQ Stock Market, and has not since January 1, 2009 received any notice asserting any non-compliance with such rules and regulations.

5.7           Absence of Certain Changes.  Since December 31, 2008, except as disclosed on Schedule 5.7 of the Parent Disclosure Schedule or in a Parent SEC Documents, there has not been any change in the assets, liabilities, sales, income, loss or business of Parent or any of its Subsidiaries or in their respective relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on Parent.

5.8           Litigation.  Except as set forth in Schedule 5.8 of the Parent Disclosure Schedule or in a Parent SEC Document, no litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by the Parent’s or any of its Subsidiaries’ receipt of service of process or other written notice of such pendency), or to Parent’s knowledge, threatened, against Parent or any of its Subsidiaries, in all cases other than any that have not caused a Material Adverse Effect on Parent or that could reasonably be expected to result in a Material Adverse Effect on Parent.

5.9           No Material Adverse Effect. Except for events and circumstances that have either been publicly announced by Parent, or disclosed by Parent to the Company prior to the date of this Agreement, no event constituting a Material Adverse Effect with respect to Parent has occurred since the date of the latest balance sheet included in the financial statements included or incorporated by reference in Parent SEC Documents that could reasonably be expected to result in Parent being unable to consummate the Merger in accordance with the terms and conditions of this Agreement.

5.10         Information.  All information, if any, regarding Parent and each of its Subsidiaries provided to the Company for inclusion in the notice to be delivered to the Company Stockholders pursuant to Section 6.5 hereof shall be true, complete and correct and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.11         Brokers.  Except as set forth on Schedule 5.11 of the Parent Disclosure Schedule, neither Parent nor Merger Sub have incurred, nor will they incur, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.12         Disclaimer of Other Representations and Warranties.

(a)   NONE OF PARENT, ANY OF ITS SUBSIDIARIES OR ANY OF THE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES OF ANY OF THE FOREGOING HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF PARENT OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN

THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN ANY DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED AT THE CLOSING PURSUANT TO THIS AGREEMENT.

(b)   Without limiting the generality of Section 5.12(a), none of Parent, any of its Subsidiaries or any of the officers, directors, partners, members, employees, consultants or representatives of any of the foregoing has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Parent and its Subsidiaries made available to the Company, including due diligence materials, or in any presentation of the business of Parent and its Subsidiaries by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Parent and its representatives are not and shall not be deemed to be or to include representations or warranties of Parent; provided, however, that the foregoing shall not limit any representation or warranty made in this Article 5 or in any document, certificate or instrument delivered at the Closing pursuant to this Agreement.

ARTICLE 6

MUTUAL COVENANTS.

6.1           Satisfaction of Conditions.  Each of the parties will use reasonable best efforts to cause the satisfaction as promptly as possible, but in any event by May 31, 2009, of the conditions contained in Sections 8.1 through 8.3 hereof that impose obligations on it or require action on its part or the part of any of its stockholders or Affiliates.

6.2           Blue Sky Approvals.  Parent will file all documents required to obtain the Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement (to the extent required prior to the Effective Time), will pay all expenses incident thereto and will use its commercially reasonable efforts to obtain such permits and approvals; provided, however, that Parent shall not be required in connection with this Section 6.2 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

6.3           Further Assurances.  Subject to the terms and conditions set forth in this Agreement, from time to time both before and after the Effective Time, the Company, Parent, Midco, Merger Sub, the Stockholder Representative, and their respective members, officers and directors, will use their respective commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated hereby.

6.4           Stockholder Approvals.

(a)   The Company will take all steps necessary or appropriate to seek the Company Required Stockholder Approvals by written consent on the Agreement Date immediately following the execution and delivery of this Agreement.  The Company Board will recommend to the Company Stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to its stockholders in connection therewith.

(b)   The Company will take all steps necessary or appropriate to seek the necessary written consents of its stockholders for such other purposes as may be necessary or desirable, including but not limited to a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided to any employee of Company or its Subsidiaries pursuant to any employment contract or other contract (including but not limited to the Payment Agreement) between Company and any such employee that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”).  Any such stockholder approval of the Section 280G Payments shall be sought in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company Board will recommend to its stockholders the adoption and approval of such other matters to be submitted to its stockholders in connection herewith.

6.5           Waivers of Appraisal Rights; Notice of Merger and Appraisal Rights.  As promptly as practicable, but in no event later than two (2) days, following the delivery of the Company Required Stockholder Approval, the Company shall deliver to the Company Stockholders who did not sign the Company Required Stockholder Approval, a notice required by Section 228 of the Delaware Law and Section 262 and, simultaneously, solicit such Company Stockholder’s waiver of Appraisal Rights under Delaware Law.

6.6           Dissenting Shares.  As promptly as practicable after receipt of a dissenting stockholder’s exercise of appraisal rights, the Company shall furnish to Parent the names and addresses of any dissenting stockholder and the number of Dissenting Shares owned beneficially and of record by such dissenting stockholder.

6.7           Intellectual Property.  Parent and the Company each agree that, prior to the Effective Time, any and all Intellectual Property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.  Prior to the Closing Date, Company shall make and record all necessary filings with the applicable Government Authorities (i) so that the Company will appear in their records as owner of all registrations and applications in the Company Intellectual Property owned by Company; and (ii) to release all Liens recorded against any Company Intellectual Property owned by Company, including but not limited to any Liens recorded against registrations or applications in such Company Intellectual Property.

6.8           Public Disclosure.  Unless otherwise agreed by Parent and Company, between the date hereof and the Effective Time of the Merger, neither the Company nor Parent will furnish any communications to the public generally, except as required in compliance with applicable securities laws or regulations or The NASDAQ Stock Market rules, if the subject matter thereof relates to the other party or to the transactions contemplated under this Agreement, without the prior approval of the other party as to the contents thereof, which approval shall not be unreasonably withheld or delayed.

6.9           Consents.  The Company shall use reasonable best efforts to obtain the consents, waivers and approvals necessary for the consummation of the Merger and the transactions contemplated under this Agreement (all of such consents, waivers and approvals having been set forth in Schedule 6.9 of the Company Disclosure Schedule), including, but not limited, all consents, waivers and approvals that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company’s rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

6.10         Notification of Certain Matters.

(a)   Between the date hereof and the Effective Time, each of Parent and the Company shall, upon obtaining knowledge of any of the following, promptly notify the other of:

(i)            any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

(ii)           any actions, suits, claims, investigations or other judicial proceedings known to its executive officers commenced or threatened against such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.18 hereof or which relate to the consummation of the Merger;

(iii)          occurrence or non-occurrence of any other event known to its executive officers which is likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and

(iv)          any failure of such party known to its executive officers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)   The delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to a party.

6.11         Indemnification and Insurance.

(a)   Parent agrees, and shall cause the Surviving Corporation to agree, that for a period of six (6) years following the Effective Time, all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Company as provided in Company’s organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided, however, that in no event shall any claim against any such Person (by Parent,

Midco, Merger Sub, Surviving Corporation, any Company Stockholder or any other party) alleging any fraud, breach of fiduciary duty or breach of any covenant applicable to it in connection with this Agreement and the transactions contemplated hereby or be deemed for any purpose to be a claim subject to such exculpation and indemnification under any such organizational document, by-law or agreement whatsoever.

(b)   Prior to the Effective Time, Company shall purchase an extension (the “D&O Tail Insurance”) of its directors’ and officers’ liability insurance covering those persons who are currently covered by the current Company directors’ and officers’ liability insurance policy (the “Company Insured Parties”) on terms not substantially less favorable to the Company Insured Parties than those of Company’s current directors’ and officers’ liability insurance policy a copy of which has been made available to Parent.  The D&O Tail Insurance shall provide coverage for a period of six (6) years from the Effective Time for losses to which the Company Insured Parties may be subject based on pre-Closing occurrences.  The premium for the six years of coverage of D&O Tail Insurance shall be determined prior to the Effective Time, and is referred to herein as the “D&O Tail Insurance Premium Amount”.  Surviving Corporation shall use commercially reasonable efforts to maintain in effect the D&O Tail Insurance for a period of six (6) years from the Effective Time.

(c)   The provisions of Section 6.11(a) and (b) are intended to be for the benefit of, and shall be enforceable by, each Company Insured Party and the heirs and representatives of such person.  For a period of six years following the Effective Time, Parent shall not enter into, and shall cause the Surviving Corporation not to enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or similar transaction unless Parent and Surviving Corporation shall have ensured that the surviving or resulting entity will assume the obligations imposed by Sections 6.11(a) and (b).

6.12         Confidentiality.  Any and all non-public information disclosed or made available by Parent to the Company or by the Company to Parent as a result of the negotiations or due diligence investigations leading to the execution of this Agreement, or in furtherance thereof, including, without limitation, any information disclosed or made available pursuant to Section 7.1 hereof, shall remain subject to the terms and conditions of that certain Mutual Confidentiality Agreement, by and between the Company and Parent, dated March 11, 2009 (the “Confidentiality Agreement”).

6.13         Registration Rights.

(a)   Registration of Shares.  Subject to the provisions of Section 6.13(d) hereof, Parent shall use commercially reasonable efforts to file with the SEC, on or before the date that is thirty (30) days following the Closing Date (the “Filing Date”), a registration statement on Form S-3 or any successor form thereto, (the “Stockholder Registration Statement”), covering the resale to the public by the applicable Participating Rights Holders (collectively, the “Registering Stockholders”) who hold or may hold shares of Parent Common Stock issued to such Participating Rights Holders pursuant to the Merger and to Executive Payee pursuant to the Payment Agreement (the “Registrable Shares”) in exchange for such Participating Rights Holders’ shares of capital stock of the Company.  Parent shall use commercially reasonable efforts to cause the Stockholder Registration Statement to be declared effective by the SEC within sixty (60) days after the Filing Date, and to remain effective until the six (6) month anniversary of the Closing Date or such earlier time as all of the Registrable Shares covered by the Stockholder Registration Statement have been sold pursuant thereto (the “Effective Period”).  Notwithstanding the foregoing, Parent’s obligations to file and cause to go effective the Stockholder Registration Statement as set forth in this Section 6.13(a) shall be conditioned upon Parent’s receipt of the consent of the Company’s auditors to include the Company’s audited financials in the Stockholder Registration Statement and all information about the Company and the Registering Stockholders as Parent may reasonably request  At the conclusion of the Effective Period, Parent shall be entitled to withdraw the Stockholder Registration Statement and the Registering Stockholders shall have no further right to offer or sell any of the Registrable Shares pursuant to the Stockholder Registration Statement (or any prospectus relating thereto).  The Registrable Shares subject to the Stockholder Registration Statement shall not be underwritten.

(b)   Limitations on Registration Rights.  Notwithstanding anything in this Section 6.13 to the contrary, if the Company shall furnish to the Registering Stockholders a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent stating that Parent has made the good faith determination that (i) continued use by the Registering Stockholders of the Stockholder Registration Statement filed by Parent for purposes of effecting offers or sales of Registrable Shares pursuant thereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the Stockholder Registration Statement (or any prospectus relating thereto) of material, nonpublic information concerning Parent, its business or prospects or any proposed material transaction involving Parent, (ii) such premature disclosure would be materially adverse to Parent, its business or prospects or any such proposed material transaction or would make the successful consummation by Parent of any such material transaction significantly less likely, and (iii) it is therefore advisable to suspend the use by the Registering Stockholders of such Stockholder Registration Statement (and any prospectus relating thereto) for purposes of effecting offers or sales of Registrable Shares pursuant thereto, then the right of the Registering Stockholders to use such Stockholder Registration Statement (and prospectus relating thereto) for purposes of effecting offers or sales of Registrable Shares pursuant thereto shall be suspended for a period (the “Suspension Period”) of not more than ninety (90) days in any twelve (12) month period after delivery by the Company of the certificate referred to above in this Section 6.13(b).  During the Suspension Period, none of the Registering Stockholders shall offer or sell any Registrable Shares pursuant to or in reliance upon such Stockholder Registration Statement (or any prospectus relating thereto).  Parent agrees that, as promptly as practicable after the consummation, abandonment or public disclosure of the event or transaction that caused Parent to suspend the use of the Registration Statement (and the prospectus or prospectuses relating thereto) pursuant to this Section 6.13(b), Parent will provide the Registering Stockholders with revised prospectuses, if required, and will notify the Registering Stockholders of their ability to effect offers or sales of Registrable Shares pursuant to or in reliance upon such Stockholder Registration Statement. Parent shall not be required to disclose to the Registering Stockholders the reasons for requiring a suspension of sales hereunder, and the Registering Stockholders shall not disclose to any third party the existence of any such suspension.

(c)   Registration Procedures.

(i)            Subject to Section 6.13(b), Parent shall prepare and file with the SEC such amendments and supplements to the Stockholder Registration Statement and any prospectus used in connection with such Stockholder Registration Statement as may be reasonably necessary to keep such Stockholder Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares pursuant to such Stockholder Registration Statement during the Effective Period.

(ii)           If any prospectus used in connection with the Stockholder Registration Statement is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Registering Stockholders and, if requested by Parent, the Registering Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement until Parent shall have notified the Registering Stockholders that such prospectus has been so amended or supplemented.

(iii)          Parent shall use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Stockholder Registration Statement under the securities or Blue Sky laws of such states as the Registering Stockholders shall reasonably request; provided, however, that Parent shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction, unless the Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(iv)          Parent shall notify each Registering Stockholder promptly after Parent receives notice thereof of the time when the Stockholder Registration Statement has been declared effective and of any request by the SEC that Parent amend or supplement the Stockholder Registration Statement or any amendment or supplement thereto.

(v)           Parent shall pay the expenses incurred by it in complying with its obligations under this Section 6.13, including all registration and filing fees, exchange listing fees and fees and expenses of Parent’s counsel and accountants, but (i) excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Registering Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Registering Stockholders.

(d)   Requirements of Company Stockholders.  Parent shall not be required to include any Registrable Shares in the Stockholder Registration Statement unless the Registering Stockholder owning such shares furnishes to Parent an executed stockholder questionnaire, in form and substance reasonably satisfactory to Parent (a “Stockholder Questionnaire”), for purposes of, among other things, (i) agreeing to the indemnification provisions and registration rights provisions hereunder, and (ii) providing certain “selling stockholder” information to Parent for use in preparing the Stockholder Registration Statement.

(e)   Indemnification.  In the event that any Registrable Shares of the Registering Stockholders are included in the Stockholder Registration Statement:

(i)            To the fullest extent permitted by law, Parent will indemnify and hold harmless each Registering Stockholder, any underwriter (as defined in the Securities Act), and each officer, director, fiduciary, employee, member, general partner and limited partner (and affiliates thereof) of such Registering Stockholder or such underwriter, each broker or other person acting on behalf of such Registering Stockholder and each person, if any, who controls such Registering Stockholder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Stockholder Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse on demand such Registering Stockholder, such underwriter, such broker or other person acting on behalf of such Registering Stockholder or such officer, director, fiduciary, employee, member, general partner, limited partner, affiliate or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action, subject to the provisions of this Section 6.13(e)(i); provided, however, that (x) the indemnity agreement contained in this Section 6.13(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld or delayed), nor shall Parent be liable in any such case for any such loss, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission made in connection with the Stockholder Registration Statement, any such preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Registering Stockholders, any underwriter for them or controlling person with respect to them, and (y) the foregoing indemnity shall not inure to the benefit of any Registering Stockholder, underwriter, broker or other person acting on behalf of such Registering Stockholder or such officer, director, fiduciary, employee, member, general partner, limited partner, affiliate or controlling person from whom the Person asserting any loss, claim, damage, liability or action purchased Registrable Shares during a Suspension Period.

(ii)           To the fullest extent permitted by law, each Registering Stockholder will indemnify and hold harmless Parent, each of its directors, each of its officers who have signed the Stockholder Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter for Parent (within the meaning of the Securities Act), and all other Registering Stockholders against any losses, claims, damages or liabilities to which Parent or any such director, officer, controlling person, underwriter or other Registering Stockholders may become subject to, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Stockholder Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Stockholder Registration Statement, any such preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Registering Stockholder expressly for use in connection with such registration; and such Registering Stockholder will reimburse any legal or other expenses reasonably incurred by Parent or any such director, officer, controlling person, underwriter or other Registering Stockholder in connection with investigating or defending any such loss, claim, damage, liability or action, subject to the provisions of Section 6.13(e); provided, however, that the maximum amount of liability of each Registering Stockholder under this Section 6.13(e) shall be limited to the proceeds (net of underwriting discounts and commissions, if any) actually received by such Registering Stockholder from the sale of Registrable Shares covered by the Stockholder Registration Statement, and provided further that the indemnity agreement contained in this Section 6.13(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of those Registering Stockholder(s) against which the request for indemnity is being made (which consent shall not be unreasonably withheld or delayed).

(iii)          Promptly after receipt by an indemnified party under this Section 6.13(e) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.13(e), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume at its expense the defense thereof with counsel mutually satisfactory to the parties; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 6.13(e), the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 6.13(e).  Subject to the foregoing, an indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.14(e), but the omission so to notify the indemnifying party will not relieve him of any liability that the indemnifying party may have to any indemnified party otherwise other than under this Section 6.13.

(iv)          In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Registering Stockholder exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 6.13 but it is judicially determined that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6.13 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any such Registering Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 6.13, then, in each such case, Parent and such Registering Stockholder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Stockholder Registration Statement bears to the public offering price of all securities offered by such Stockholder Registration Statement, and Parent is responsible for the remaining portion; provided, however, that, in any such case, (i) no such holder will be required to contribute any amount in excess of the net proceeds to it of all Registrable Shares sold by it pursuant to such Stockholder Registration Statement, and (ii) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

(f)    Rule 144.  Parent shall use commercially reasonable efforts to comply with the requirements of Rule 144(c) under the Securities Act, as such rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC), regarding the availability of current public information to the extent required to enable each Registering Stockholder to sell Registrable Shares without registration under the Securities Act pursuant to the resale provisions of Rule 144 (or any similar rule or regulation).  Upon the written request of a Registering Stockholder, Parent will deliver to such Registering Stockholder a written statement as to whether it has complied with such requirements and, upon a Registering Stockholder’s compliance with the applicable provisions of Rule 144, will take such action as may reasonably be required (including, without limitation, causing legal counsel to issue an appropriate opinion) to cause its transfer agent to effectuate any transfer of Registrable Shares properly requested by such Registering Stockholder, in accordance with the terms and conditions of Rule 144.

(g)   Transferees.  The Stockholder Registration Statement and the prospectus that is a part thereof shall provide appropriate disclosure indicating that the term “selling stockholders” as used therein shall include donees, transferees, pledgees and other successors in interest of the Registering Stockholders.  Parent hereby covenants to file any amendment to the Stockholder Registration Statement, or supplement the prospectus that is a part thereof, to enable any Registering Stockholder’s donees, transferees, pledgees or other successors in interest to sell any Registrable Shares pursuant to the Stockholder Registration Statement.  All rights of any Registering Stockholder under this Section 6.13(g) shall run to the benefit of any donees, transferees, pledgees or other successors in interest of such Registering Stockholder.

6.14         Employment and Benefit Matters.

(a)   Provision of Benefits.  Subject to Section 6.14(c), Company and Stockholder Representative acknowledge and agree that it is the intent of Parent to offer, or to cause the Surviving Corporation to offer, continued employment or consulting relationship, as the case may be, on terms satisfactory to Parent to those Company employees and consultants listed on Schedule 6.14(a) hereof (the “Specified Employees”). Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Specified Employees with the Company or any of its Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation (but excluding benefit accrual under any defined benefit plan of Parent).  Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to the Specified Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Specified Employees participated immediately prior to the Closing Date, and any deductibles paid by the Specified Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.  Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b)   Termination of Employment After Closing.  Company and Stockholder Representative acknowledge and agree that it is the intent of Parent to terminate, or to cause the Surviving Corporation to terminate, as soon as reasonably practicable following the Effective Time all of those individuals (other than the Specified Employees) that were employees and consultants of the Company immediately prior to the Effective Time, including, without limitation, those individuals listed on Schedule 6.14(b) hereto, and to pay to such terminated employees and consultants severance pay as set forth on Schedule 6.14(b) pursuant to severance agreements in substantially the form attached hereto as Exhibit F.

(c)   Continuation of Employment.  No provision of this Section 6.14 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Subsidiary of the Company in respect of continued employment (or resumed employment) with Parent, the Surviving Corporation or any of Parent’s Subsidiaries, and no provision of this Section 6.14 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Parent or any of its Subsidiaries.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent or any of its Subsidiaries.

(d)   Option Termination Letters.  Prior to the Effective Time, Company shall have used commercially reasonable efforts to obtain Option Termination Letters in the form of Exhibit G hereto from each of the persons listed on Schedule 6.14(d) hereto.

6.15         Tax Matters.

(a)   Transfer Taxes.  Any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”) shall be split equally with one half payable by Parent and one half payable by the Company Stockholders (Parent shall be entitled to a claim equal to such amount pursuant to Article 9); provided, however, that Parent shall be liable for any Transfer Taxes incurred as a result of any election under Section 338 of the Code.  The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)   Cooperation on Tax Matters.  Parent, Midco, the Company, the Surviving Corporation and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, Midco, the Company, the Surviving Corporation and the Stockholder Representative agree to retain all books and records with respect to Tax matters pertinent to the Company and the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent of any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

(c)   Tax Treatment of Carve Out Shares and Withholding Tax Shares.  Parent, Midco, Merger Sub, Company, Surviving Corporation and Stockholder’s Representative agree that, for all tax purposes, (i) the Withholding Tax Shares shall be treated as having been paid to the Executive Payee by the Company, (ii) the payment of the Carve Out Shares and the Withholding Tax Shares to the Executive Payee pursuant to the Payment Agreement shall be treated as compensation paid by the Company to the Executive Payee, and (iii) the Company shall be entitled to deduct and withhold such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign Tax law.  Parent, Midco, Merger Sub, Company, Surviving Corporation and Stockholder’s Representative agree to file all Tax Returns consistent with this Section 6.15(c).

(d)   Section 338 Election. Parent may at its option make an election under Section 338 of the Code with respect to the Merger.  In the event that Parent makes such an election, the Tax consequences of such election shall not be taken into account either (i) in the computation of the Estimated Net Assets or the Closing Net Assets or (ii) in determining for any purpose under this Agreement whether the representations in Section 4.14 are true and correct.

(e)   Tax Treatment of the Merger. Parent, Midco, Merger Sub, the Company, Surviving Corporation and Stockholder Representative intend that for U.S. federal income tax purposes, the Merger shall be treated as a taxable disposition of the Company Stock by the Company Stockholders.  Parent, Midco, Merger Sub, the Company, Surviving Corporation and Stockholder Representative agree to file all Tax Returns consistently with the foregoing.

(f)    Midco. Parent will not liquidate, merge, dissolve or otherwise terminate the existence of Midco for U.S. federal income tax purposes for at least two (2) years after the Closing Date.

ARTICLE 7

CONDUCT OF BUSINESS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing, except as otherwise specifically agreed by Parent:

7.1           Access.  The Company will afford to Parent and its authorized representatives reasonable access, upon request and reasonable notice and during normal business hours, to all of the properties, books, records, contracts, and documents of the Company, and a reasonable opportunity to make such investigations as Parent desires to make, and will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the Company’s affairs and businesses as Parent reasonably requests.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

7.2           Course of Business Pending the Closing.  Subject to the provisions set forth below in this Article 7, the Company shall operate its business solely in the ordinary course consistent with past practice.

7.3           No Dividends, Issuances, Repurchases, Etc.  The Company will not declare, set aside, or pay any dividends (whether in cash, shares of stock, other property, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or other securities, or issue, purchase, redeem, or otherwise acquire for value any shares of its capital stock or other securities.  The Company will not issue any shares of its capital stock or other securities (including without limitation any options, warrants, or other rights to acquire Company Stock), other than shares of Company Stock issued upon the due exercise of vested Company Options or Company Warrants listed in Schedule 4.4 of the Company Disclosure Schedule (which exercises will be disclosed by the Company in a supplement to the Company Disclosure Schedule pursuant to Section 7.27 hereof).

7.4           No Compensation Changes.

(a)   The Company will not increase the base salary payable or to become payable to any of its officers, directors, employees, consultants or agents, or pay or increase any severance, bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, employees, consultants or agents.  The Company shall not pay any severance benefits to, enter into any contract, agreement or arrangement to provide severance benefits to, or implement any severance plan for the benefit of, any of the Company’s officers, directors, employees or consultants prior to the Effective Time.

(b)   Effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing no Employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.  At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board.  In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans other than the Company’s current health and dental insurance plans, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the Company Board.  The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

7.5           Contracts and Commitments.  Other than Contracts with end-users for the sale of Company Products in the ordinary course of business consistent with past practice, the Company will not enter into any contract or commitment, or engage in any other transaction, other than as specifically contemplated by this Agreement or with the prior written consent of Parent.

7.6           Purchase and Sale of Assets.  The Company will not purchase, lease as lessee, license as licensee, or otherwise acquire any interest in, or sell, lease as lessor, license as licensor, or otherwise dispose of any interest in, any assets (including, without limitation, any Company Intellectual Property), other than sales of Company Products in the ordinary course of business consistent with past practices.  Notwithstanding the foregoing, in no event shall the Company sell, lease, license or otherwise dispose of any Company Intellectual Property, computer hard drives, computer servers, computer network hardware, physical or electronic offsite storage materials, electronic tapes and/or other backup media materials or written documents of the Company.

7.7           Liabilities.  Except with respect to Transaction Expenses, the Company shall not incur any Indebtedness or enter into any contracts or commitments involving potential payments to or by the Company or any Subsidiary of the Company in any single instance of $25,000 or more or in the aggregate $100,000 or more.

7.8           Charter and By-Laws.  The Company shall not cause, permit or propose any amendments to its certificate of incorporation or by-laws except as contemplated hereby.

7.9           Acquisitions.  The Company shall not make, or permit to be made, any material acquisition of inventory or supplies except in the ordinary course of business consistent with past practices.

7.10         Capital Expenditures.  The Company shall not authorize or incur any single capital expenditure in excess of $25,000 or capital expenditures which in the aggregate exceed $100,000.

7.11         Accounts Payable.  The Company shall make payment with respect to all of its accounts payable and its Indebtedness in a timely manner in accordance with their respective terms in the ordinary course of business consistent with the Company’s past practices.

7.12         Employees.  The Company shall not terminate any employee without the prior written consent of Parent.

7.13         Accounting Policies.  Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it.

7.14         Taxes.  The Company shall not make any Tax election or settle or compromise any federal, state, local or foreign Tax liability (other than settlements or compromises not involving any payments of Taxes), change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

7.15         Legal.  The Company shall not settle or compromise any pending or threatened suit, action or claim.

7.16         Extraordinary Transactions.  The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company (other than the Merger).

7.17         Payment of Indebtedness.  The Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company’s Balance Sheet and authorized pursuant to Section 7.2 hereof.

7.18         New Agreements; Amendments.  The Company shall not enter into or modify, or permit any Subsidiary to enter into or modify, any material supply, license, development, research or collaboration agreement with any other person or entity.

7.19         Obligations.  The Company shall not obligate itself to do any of the things that the Company is prohibited from doing pursuant to any of the provisions of this Section 7.

7.20         Subsidiaries.  The Company shall not permit any Subsidiary to take any action that the Company is not permitted to do pursuant to this Section 7.

7.21         Preservation of Organization.  The Company will use reasonable best efforts to preserve its business organization intact, to preserve for the benefit of the Surviving Corporation its present business relationships with its suppliers and customers and others having business relationships with it.

7.22         Intellectual Property Rights.  The Company will maintain, preserve and protect the Company Intellectual Property.

7.23         No Default.  The Company will not take or omit to take any action, or permit any action or omission to act, that would cause a default under or a breach of any of its contracts, commitments, or obligations.

7.24         Compliance with Laws.  The Company will duly comply in all material respects with all applicable laws, regulations, and orders.

7.25         Advice of Change.  The Company will promptly advise Parent in writing of any event or occurrence which results in or is reasonably likely to result in a Material Adverse Effect on the Company.

7.26         No Shopping.

(a)   During the period beginning on the Agreement Date and ending on the

Effective Time, the Company shall not, nor shall the Company authorize or permit any of its officers, directors, employees, Affiliates, investment bankers, advisors, representatives or agents (collectively, “Representatives”), directly or indirectly, to (a) make, solicit, assist, initiate or in any way facilitate or encourage the submission of any Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal, offer or bid that constitutes, or may reasonably be expected to lead to, any Proposal, or (c) enter into any understanding, arrangement, agreement or agreement in principle with any person or group (other than Parent) relating to any proposed or contemplated Company Transaction (as defined below); provided, however, that prior to receipt of the Company Required Stockholder Approval, the Company may, in response to a bona fide, written Proposal that is made by a person the Company Board determines, in good faith, is reasonably capable of making a Superior Proposal (as defined below) and that the Company Board determines, in good faith, after consultation with the Company’s financial advisor and outside counsel, is reasonably likely to lead to a Superior Proposal that was not solicited by the Company or any of its Representatives and that did not otherwise result from a breach or a deemed breach of this Section, and subject to compliance with Section 7.26(c), (x) furnish information with respect to the Company to the person making such Proposal pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Proposal) with such person and its Representatives regarding any Proposal.  Without limiting the foregoing it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Company, whether or not such person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 7.26(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately any current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Proposal.

(b)   The Company Board shall not approve or recommend any Proposal by a third party, or withdraw or modify in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or fail to solicit the vote of its stockholders as required by this Agreement or fail to include in such solicitation such recommendation (including the recommendation that the stockholders of Company vote in favor of the Merger), or enter into a definitive agreement with respect to a Superior Proposal or publicly resolve to do any of the foregoing. Notwithstanding the foregoing, the Company Board may withdraw or modify its approval or recommendation of the Company Required Stockholder Approval and, in connection therewith, approve or recommend a Superior Proposal or termination of this Agreement pursuant to Section 10.1(h) and thereafter enter into a definitive agreement with respect to a Superior Proposal, provided that each of the following shall have been true and complied with, as applicable, prior to the Company Board or the Company, as the case may be, taking any such action: (i) the Company Required Stockholder Approval shall not have been previously obtained, (ii) the Company Board has received a Superior Proposal, (iii) in light of such Superior Proposal the Company Board shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its approval or recommendation of the Company Required Stockholder Approval or the failure to terminate this Agreement pursuant to Section 10.1(h) and thereafter enter into a definitive agreement with respect to such Superior Proposal is reasonably likely to result in a breach of its fiduciary duty under applicable law, (iv) Company has notified Parent in writing of the determinations described in clause (iii) above, (v) at least five business days following receipt by Parent of the notice referred to in clause (iv) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iv) above, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determinations referred to in clause (iii) above, and (vi) the Company is in compliance with Section 7.26.

(c)   Company shall promptly advise Parent orally and in writing of (A) the receipt by it or by any of its Representatives after the date hereof of any Proposal, or any inquiry which could reasonably be expected to lead to a Proposal, or any request for nonpublic information in connection with such a Proposal or inquiry, or for access to the properties, books or records of Company by any third party and (B) the terms and conditions of any such Proposal or inquiry.  Such notice to Parent will indicate in reasonable detail the identity of the person making, and the terms of, the Proposal or inquiry. Company shall (i) keep Parent fully informed of the status including any change to the material terms or details of any Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Proposal or sent or sent or provided by the Company to any third party in connection with any Proposal.

(d)   Nothing contained in this Section 7.26 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.  Notwithstanding anything in this Section 7.26, the Company Board may not take any action that would result in the Company’s stockholders no longer being legally capable under Delaware Law of validly approving the Merger.

(e)   For purposes of this Agreement:

(i)            “Proposal” means any inquiries, proposals, offers or bids with respect to a Company Transaction;

(ii)           “Company Transaction” means (i) a purchase, merger, reorganization, consolidation, share exchange, strategic alliance, corporate partnering transaction, license, sublicense or other transfer to a third party of intellectual property of the Company, business combination or other similar transaction involving Company or any subsidiary of Company and a third party (including, but not limited to, any transaction in which a third party could become the direct or indirect beneficial owner of any capital stock or any other equity interest of Company), or any purchase of all or any significant portion of the assets of Company or any subsidiary of Company by a third party or (ii) any financing of Company by a third party; and

(iii)          “Superior Proposal” means any proposal made by a third party to acquire all or substantially all the equity securities or assets of Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which the Company Board determines in good faith to be superior from a financial point of view on a present value basis to the holders of Company Stock than the transactions contemplated by this Agreement (based on the advice of a nationally recognized independent financial advisor of the Company), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the this Agreement and the transactions contemplated hereby) and (ii) that is reasonably likely to be consummated, taking into account all financial, regulatory, legal and other aspects of such proposal, and assuming this Agreement has been terminated.

7.27         Third Party Consents and Notices.  After the date hereof, the Company shall comply with all third party notification requirements set forth on Schedule 4.19 and use commercially reasonable efforts to obtain the third party consents set forth on Schedule 4.19 in order to satisfy the condition to Closing set forth in Section 8.3(f) hereof.

7.28         Financial Statements; Further Assurances.

(a)   Prior to Closing, the Company shall use commercially reasonable efforts to cause the Company’s auditors to agree in writing to deliver all necessary consents to allow Parent to include the 2008 Audited Financials and all other Company financial statements (and such auditors’ reports with respect thereto) in Parent’s current and future registration statements filed with the SEC on Forms S-1, S-3, S-8 or any successor forms by incorporation by reference to any Current Report on Form 8-K to be filed with the SEC within four business days of the date hereof, as may be amended or otherwise (the “Auditors’ Consent”).

(b)   Company shall use its commercially reasonable efforts to assist and cooperate with, and shall cause its Subsidiaries, officers, directors, employees, accountants, advisors and representatives to use their commercially reasonable efforts in assisting and cooperating with, Parent in the preparation of the unaudited consolidated pro forma financial statements of Company and Parent required to be disclosed and filed following the consummation of the Merger by Parent pursuant to Item 2.01 of Form 8-K (or any successor form) and Rule 3-05 of Regulation S-X (appearing in Part 210 of Title 17 of the Code of Federal Regulations). Prior to Closing, Company shall deliver to Parent all of the Supporting Materials.

7.29         Stock Rights.  Company shall use commercially reasonable efforts to terminate, or cause the Participating Rights Holders to terminate, all of the Stock Rights.

7.30         Transaction Expenses.  At or prior to the Closing, Company shall have paid all Transactions Expenses.

7.31         Disclosure Supplements.

(a)   Parent and Merger Sub.  In the event of any matter arising at any time after the date hereof that, if existing or occurring at or before the date hereof, would have been required to be set forth or described in the Parent Disclosure Schedule as of the date hereof or that is necessary to correct any information in the Parent Disclosure Schedule that is or has become inaccurate as a result of such matter arising at any time after the date hereof, then Parent shall, at the Closing, deliver to the Company an amended, updated and/or supplemented version of the Parent Disclosure Schedule (such amended, updated and/or supplemented version of the

Parent Disclosure Schedule being hereinafter referred to in this Agreement as the “Amended Parent Disclosure Schedule”) for purposes of disclosing such matter or correcting such inaccuracy.  The Amended Parent Disclosure Schedule and any changes made therein to any of the disclosures previously made in the Parent Disclosure Schedule shall not be taken into account in determining whether the conditions set forth in Section 8.2(a) have been satisfied (for purposes of clarity, it being understood and agreed that, for purposes of satisfying the conditions set forth in Section 8.2(a), the representations and warranties made by Parent and Merger Sub in this Agreement shall only be qualified and subject to such disclosures and exceptions as were set forth in the Parent Disclosure Schedule).  If the Merger is consummated, (i) the Amended Parent Disclosure Schedule shall be deemed and treated as superseding the Parent Disclosure Schedule in its entirety (except with respect to any matter which constituted a breach of the representations and warranties of Parent set forth in this Agreement as of the date hereof) and (ii) for purposes of this Agreement (including, without limitation, the indemnification provisions of Article 9 hereof), the representations and warranties made by Parent and Merger Sub in this Agreement shall be qualified and subject to such disclosures and exceptions as are set forth in the Amended Parent Disclosure Schedule (except with respect to any matter which constituted a breach of the representations and warranties of Parent set forth in this Agreement as of the date hereof).

(b)   Company.  In the event of any matter arising at any time after the date hereof that, if existing or occurring at or before the date hereof, would have been required to be set forth or described in the Company Disclosure Schedule as of the date hereof or that is necessary to correct any information in the Company Disclosure Schedule that is or has become inaccurate as a result of such matter arising at any time after the date hereof, then Parent shall, at the Closing, deliver to the Company an amended, updated and/or supplemented version of the Company Disclosure Schedule (such amended, updated and/or supplemented version of the Company Disclosure Schedule being hereinafter referred to in this Agreement as the “Amended Company Disclosure Schedule”) for purposes of disclosing such matter or correcting such inaccuracy.  The Amended Company Disclosure Schedule and any changes made therein to any of the disclosures previously made in the Company Disclosure Schedule shall not be taken into account in determining whether the conditions set forth in Section 8.3(a) have been satisfied (for purposes of clarity, it being understood and agreed that, for purposes of satisfying the conditions set forth in Section 8.3(a), the representations and warranties made Company in this Agreement shall only be qualified and subject to such disclosures and exceptions as were set forth in the Company Disclosure Schedule).  If the Merger is consummated, (i) the Amended Company Disclosure Schedule shall be deemed and treated as superseding the Company Disclosure Schedule in its entirety (except with respect to any matter which constituted a breach of the representations and warranties of Company set forth in this Agreement as of the date hereof) and (ii) for purposes of this Agreement (including, without limitation, the indemnification provisions of Article 9 hereof), the representations and warranties made by Company in this Agreement shall be qualified and subject to such disclosures and exceptions as are set forth in the Amended Company Disclosure Schedule (except with respect to any matter which constituted a breach of the representations and warranties of Company set forth in this Agreement as of the date hereof).

(c)   From time to time before the Closing, and in any event immediately before the Closing, each of Parent and the Company will promptly advise the other in writing of any matter hereafter arising or becoming known to the disclosing party that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate.

ARTICLE 8

CONDITIONS TO THE PARTIES’ OBLIGATIONS

8.1           Mutual Conditions.  The parties’ obligations to consummate the Merger are subject to the satisfaction (or waiver by each such party, in its sole discretion) of each of the conditions set forth in this Section 8.1 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a)   No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect, and no petition or request for any such injunction or other order shall be pending.

(b)   Securities Compliance.  Any authorizations, permits or clearances from all applicable securities regulatory authorities that are required in connection with the consummation of the Merger and the issuance and delivery to the Participating Rights Holders of Parent Common Stock pursuant to the Merger shall have been obtained.

(c)   Proceedings and Documents Satisfactory.  All proceedings in connection with the transactions contemplated by this Agreement and all certificates and other documents delivered to such party pursuant to this Agreement or in connection with the Closing will be reasonably satisfactory to such party and its counsel.

(d)   Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by the Escrow Agent.

8.2           Conditions to the Company’s Obligations.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, in its sole discretion) of each of the conditions set forth in this Section 8.2 on or before the Closing Date.  If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a)   Representations and Warranties.  Each of the representations and warranties made by Parent and/or Merger Sub in or pursuant to this Agreement or in any statement, certificate, or other document delivered to the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (i) that is qualified as to materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date) and (ii) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

(b)   Compliance with Agreement.  Parent and Merger Sub shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing.

(c)   Closing Certificate.  Parent and Merger Sub shall have executed and delivered to the Company, at and as of the Closing, a certificate certifying that the conditions referred to in Sections 8.2(a), 8.2(b) and 8.2(e) hereof have been satisfied.

(d)   Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by Parent.

(e)   No Pending Litigation.  No action, suit or proceeding shall be pending against Parent or any of its Subsidiaries wherein any unfavorable injunction, judgment, order, decree ruling or charge could reasonably be expected to cause a Material Adverse Effect on Parent or the Company.

8.3           Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of each of Parent and Merger Sub, respectively, to consummate the Merger are subject to the satisfaction (or waiver by Parent, in its sole discretion) of each of the conditions set forth in this Section 8.3 on or before the Closing Date.  If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a)   Representations and Warranties.  Each of the representations and warranties made by the Company in or pursuant to this Agreement or in any statement, certificate, or other document delivered to Parent or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (i) that is qualified as to materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date) and (b) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

(b)   Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the Company Stockholders by the requisite vote under applicable law, the Company Charter and any other applicable agreement involving the Company or its stockholders on the Agreement Date immediately after the execution and delivery of this Agreement.

(c)   Compliance with Agreement.  The Company shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it before or at the Closing.

(d)   Closing Certificates.  The Company will have executed and delivered to Parent, at and as of the Closing,

(i)            a certificate certifying that the conditions referred to in Sections

8.3(a), 8.3(b), 8.3(c), 8.3(e) and 8.3(f) hereof have been satisfied;

(ii)           a certificate that incorporates by reference the representations and warranties set forth in Section 4.4 hereof and sets forth the information required to be set forth on Section 4.4 of the Company Disclosure Schedule as of the Effective Time (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be a representation and warranty of the Company hereunder;

(iii)          a certificate as to all Transactions Expenses together with final invoices with respect thereto together with evidence satisfactory to Parent that such Transaction Expenses have been paid by the Company; and

(iv)          Schedule 3.2(b).

(e)   No Pending Litigation.  No action, suit or proceeding shall be pending against the Company or any of its Subsidiaries wherein any unfavorable injunction, judgment, order, decree ruling or charge could reasonably be expected to cause a Material Adverse Effect on Parent or the Company.

(f)    Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 8.3(f) of the Company Disclosure Schedule.

(g)   Resignation of Directors and Officers.  The directors and officers of the Company and each of its Subsidiaries in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation and such Subsidiary effective as of  the Effective Time.

(h)   Dissenters’ Rights.  No more than 5% of the Company Stock issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares prior to the Effective Time.

(i)    Number of Accredited Investors;  Purchaser Representative.  Each Participating Rights Holder (or a sufficient number of Participating Rights Holders so that Parent can make the determination described in this Section 8.3) shall have delivered to Parent an executed accredited investor questionnaire such that there shall be no more than thirty five (35) Participating Rights Holders who are not “accredited investors” as defined in Rule 501 under the Securities Act, or who are not otherwise excluded from the calculation of the number of Purchasers under Rule 501(e) under the Securities Act.  Each Stockholder who is not an “accredited investor” as defined in Rule 501 under the Securities Act and who does not meet the sophistication requirements set forth in Rule 501 under the Securities Act, shall be represented by a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Parent, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Parent with respect to the issuance and delivery by Parent of Parent Common Stock to such Stockholder pursuant to the Merger.

(j)    Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by the Stockholder Representative.

(k)   Financial Information.  Company shall have delivered to Parent the Supporting Materials and the Auditors’ Consent.

(l)    No Material Adverse Effect. Since December 31, 2008, there shall not have been a Material Adverse Effect with respect to the Company.

(m)  Specified Employees.  The Specified Employees shall remain employed by Company.

(n)   Termination of Stock Rights and Company Options.  Company shall have provided evidence satisfactory to Parent that (i) all of the Stock Rights have been terminated or will be terminated as of immediately prior to the Effective Time or (ii) all of the Company Options held by the persons listed on Exhibit G hereto have been terminated as of immediately prior to the Effective Time.

(o)   Payment Agreement.  The Payment Agreement shall not have been amended and shall be in full force and effect.

ARTICLE 9

INDEMNIFICATION

9.1           Effectiveness.  The provisions of this Article 9 shall apply and become effective only if the Merger is consummated.

9.2           Parent Scope of Claims.  Subject to the terms contained in this Article 9, Parent and the Surviving Corporation and each of their post-Closing officers, directors, employees and affiliates (each a “Parent Covered Party”) shall be entitled to indemnification out of the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares, on a pro rata basis, with respect to any and all liabilities, losses, damages, claims (whether actual or threatened), charges, suits (whether actual or threatened), penalties, judgments, costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding, whether actual or threatened) (collectively, “Losses”), sustained or incurred by any Parent Covered Party, arising out of or as a result of:

(a)   any failure or any breach by the Company of any representation or warranty (subject, with respect to any breach of the representation and warranties set forth in Section 4.29(a), to the limitations set forth in Section 9.8(c)), covenant, obligation or undertaking made by the Company in this Agreement or the Company Disclosure Schedule or any Exhibit hereto, or in any other statement, certificate, schedule or other instrument delivered pursuant hereto;

(b)   any claim made by holders of Dissenting Shares to the extent Losses exceed the amount the holders of such Dissenting Shares would have otherwise received under this Agreement provided, that (i) Parent and the Surviving Corporation will have given the Stockholder Representative (A) written notice of any written demand for appraisal, withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the Delaware Law received by Parent or the Surviving Corporation and (B) and opportunity to participate in the negotiations and proceedings with respect to such Dissenting Shares; (ii) Parent and the Surviving Corporation will have used commercially reasonable efforts to  resolve the dispute regarding such Dissenting Shares; and (iii) such payments are made pursuant to either a (X) written settlement agreement after consultation with the Stockholder Representative or (Y) final, non-appealable judgment of a court of competent jurisdiction;

(c)   solely to the extent arising out of this Agreement or the transactions contemplated herein, any claims made by any Company Stockholder based upon any alleged breach of fiduciary duty by any officer, director or employee of the Company, or, solely to the extent arising out of this Agreement or the transactions contemplated herein, any claims by any officer, director or employee of the Company seeking indemnification by the Company or the Surviving Corporation pursuant to the Company’s charter or bylaws or indemnification agreements with the Company or seeking indemnification by Parent pursuant to Section 6.11 hereof, in each case, relating to the foregoing; provided, that (i) Parent and the Surviving Corporation will have given the Stockholder Representative (A) written notice of any such claim received by Parent or the Surviving Corporation and (B) and opportunity to participate in the negotiations and proceedings with respect to such claim and (ii) Parent and the Surviving Corporation will have used commercially reasonable efforts to resolve the dispute regarding such claim; and

(d)   the exercise or attempt to exercise any Company Options after the Effective Time, subject to the limitations set forth in Section 9.8(d)

(each of the matters referred to in clauses (a), (b), (c) and (d) above being referred to herein as a “Parent Covered Matter”).  For purposes of clarity, no Parent Covered Party shall be entitled to indemnification for any Losses attributable to Taxes that are incurred as a result of any election under Section 338 of the Code.

9.3           Company Scope of Claims.  Subject to the terms contained in this Article 9, each Participating Rights Holder (a “Company Covered Party” and, collectively with all other Participating Rights Holders, the “Company Covered Parties”) shall be entitled to indemnification with respect to any Losses sustained or incurred by such Company Covered Party, arising out of or as a result of any failure or any breach by the Parent or Merger Sub of any representation or warranty, covenant, obligation or undertaking made by Parent or Merger Sub in this Agreement or any schedule or exhibit hereto, or in any other statement, certificate, schedule or other instrument delivered pursuant hereto (each of the matters covered by this Section 9.3 being referred to in this Agreement as a “Company Covered Matter”).  Any claim, cause of action or right that Executive Payee may have against Parent or the Surviving Corporation under the Payment Agreement shall not be deemed to be or treated as a Company Covered Matter for purposes of this Agreement.  Notwithstanding anything in this Section 9.3 or elsewhere in this Agreement to the contrary, only the Stockholder Representative shall have the right, power and authority to make or bring indemnification claims (or commence any action, suit or proceeding, including any arbitration proceeding, on account of or with respect to any indemnification claims) by and on behalf of any or all Participating Rights Holders against Parent or the Surviving Corporation, and in no event shall any Participating Rights Holder himself, herself or itself have the right to make or bring indemnification claims (or commence any action, suit or proceeding on account of or with respect to any indemnification claims) against Parent or the Surviving Corporation.

9.4           Certain Definitions.  For purposes of this Article 9, (i) the term “Covered Parties” shall mean any or all of the Parent Covered Parties and the Company Covered Parties, as the context may require, (ii) the term “Covered Matter” shall mean any Parent Covered Matter or any Company Covered Matter, as the context may require, and (iii) the term “Indemnification Claim” shall mean (A) in the case of any Parent Covered Party, any claim made by such Parent Covered Party, against the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares pursuant to the provisions of this Article 9 and the Escrow Agreement, for indemnification of any Loss or Losses incurred by such Parent Covered Party, and (B) in the case of any Company Covered Party, any claim made by the Stockholder Representative, for and on behalf of such Company Covered Party, pursuant to the provisions of this Article 9, for indemnification of any Loss or Losses incurred by such Company Covered Party.

9.5           Claim Procedures.

(a)   Third Party Claims.  Subject to Section 6.15(c), promptly after a Parent Covered Party has received notice of or has knowledge of any claim (a “Third Party Claim”) by any Person other than such Parent Covered Party (a “Third Person”) or the commencement of any action or proceeding by a Third Person (a “Third Party Proceeding”), in either case with respect to any matter for which such Parent Covered Party is entitled or may become entitled to make an Indemnification Claim, such Parent Covered Party shall give the Stockholder Representative written notice of such Third Party Claim or the commencement of such Third Party Proceeding.  Any failure to so notify the Stockholder Representative shall not limit the right to indemnification hereunder unless (and then only to the extent) the failure to give such notice materially and adversely prejudices the Stockholder Representative vis-à-vis such Third Party Claim. If the Stockholder Representative notifies the Parent Covered Party within thirty (30) days from the receipt of the foregoing notice that he wishes to defend against the Third Party Claim and/or Third Party Proceeding, then the Stockholder Representative shall have the right to assume and control the defense of such Third Party Claim and/or Third Party Proceeding by appropriate proceedings with counsel reasonably acceptable to the Parent Covered Party for such defense; provided that the Stockholder Representative shall have confirmed in writing that the Parent Covered Party is entitled to indemnification with respect to such Third Party Claim and/or Third Party Proceeding; and provided, further, that Parent Covered Party shall be entitled to control the defense of any Third Party Claim and/or Third Party Proceeding relating to the Company’s Intellectual Property and the Patents or any agreement relating to any of the foregoing.  The Parent Covered Party may participate in the defense, at its sole expense of any such Third Party Claim and/or Third Party Proceeding for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such Third Party Claim and/or Third Party Proceeding.  The Stockholder Representative shall not make any settlement or compromise with respect to any Third Party Claim and/or Third Party Proceeding, without prior consent of the Parent Covered Party, such consent not to be unreasonably withheld or delayed; provided that with respect to any Tax Contest, the Stockholder Representative may settle such Tax Contest without the consent of a Parent Covered Party as long as such settlement, compromise or resolution would not increase the Taxes of the Surviving Corporation.  Notwithstanding the foregoing, the Stockholder Representative shall not be entitled to settle any Third Party Claim and/or Third Party Proceeding unless in connection with such settlement, the Parent Covered Party receives a complete release with respect to the subject matter of such Third Party Claim and/or Third Party Proceeding.  Notwithstanding anything above in this Section 9.5 to the contrary, Parent and/or the Surviving Corporation (or other applicable Parent Covered Party) shall be entitled to have sole control over the defense, settlement or compromise of any Third Party Proceeding to the extent the Third Party Proceeding seeks an order, injunction, or other equitable relief against any Parent Covered Party that, if successful, would materially adversely affect the business, operations, assets, or financial condition of such Parent Covered Party.

(b)   Payment of Claims. In the event of any claim for indemnification pursuant to Section 9.2 or 9.3 hereof, the Parent Covered Party or the Company Covered Party claiming indemnification (the “Indemnified Party”) will advise the other (the “Indemnifying Party”) and, in the case that the Indemnified Party is a Parent Covered Party, the Escrow Agent, in writing with reasonable specificity, to the extent known, of the amount and circumstances surrounding such claim.  If, after the Indemnified Party delivers a claim for indemnification to the Indemnifying Party in accordance with the immediately preceding sentence of this Section 9.5(b) the Indemnifying Party accepts such claim in writing, the full amount thereof shall be paid (subject to the provisions of this Article 9 that may impose limitations on such claim) (i) with respect to any Parent Covered Party, out of the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares, on a pro rata basis, within two (2) days after the Stockholder Representative Committed has accepted such claim for indemnification (subject to the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares being available and sufficient to satisfy such claim), and (ii) with respect to any Company Covered Party, by Parent via wire transfer to the Stockholders Representative  Committee promptly after Parent has accepted such claim for indemnification.  If, within ten (10) days after the Indemnified Party delivers a claim for indemnification to the Indemnifying Party in accordance with the first sentence of this Section 9.5(b) or Section 9.5(a), the Indemnifying Party has not accepted such claim for indemnification, then, (A) if the Indemnified Party is a Parent Covered Party, such Parent Covered Party may make a claim against the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares pursuant to, and in accordance with, the Escrow Agreement (subject to the provisions of this Article 9 that may impose limitations on such claim and subject to subject to the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares being available and sufficient to satisfy such claim), and (B) if the Indemnified Party is either a Parent Covered Party or a Company Covered Party, such Indemnified Party may commence an action or proceeding in a court of competent jurisdiction seeking to enforce the Indemnified Party’s right to indemnification subject to, and in accordance with, the provisions of this Article 9.  Promptly after receipt by the Stockholder Representative of any payment under this Section 9.5(b) by Parent in connection with any claim for indemnification by or on behalf of one or more Company Covered Parties, the Stockholder Representative shall distribute to such Company Covered Party or Company Covered Parties that portion of such payment to which such Company Covered Party or Company Covered Parties are entitled under this Agreement by virtue of such claim for indemnification.

9.6           Survival of Representations, Warranties and Agreements; Time Limitations; No Consequential Damages.

(a)   Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Company or Parent, the representations, warranties, covenants and agreements of the Company and Parent in this Agreement and in any other documents executed or delivered by the Company or Parent or in connection with the transactions contemplated by this Agreement (the “Additional Documents”) shall survive the execution, delivery and performance of this Agreement and the Additional Documents only until, with respect to the representations and warranties set forth in this Agreement and in the Additional Documents, the Cutoff Date.  All representations and warranties of Company and Parent set forth in this Agreement and the Additional Documents shall be deemed to have been made again at and as of the Effective Time (except for representations and warranties made as of a specified date, which need to be true and correct only as of a specified date).  This Section 9.6 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplated performance after the Effective Time or after the termination of this Agreement.

(b)   No Indemnification Claim (other than for fraud) may be first asserted after the first (1st) anniversary of the Closing Date (the “Cutoff Date”); provided, however, that any Indemnification Claim made prior to the Cutoff Date shall survive until such Indemnification Claim is finally determined, settled or resolved.

(c)   Anything herein to the contrary notwithstanding, no Covered Party shall have the right to be indemnified for any Losses to the extent they are in the nature of consequential or incidental damages, multiple of damages, or punitive, special or exemplary damages unless such damages are awarded to a third party in a claim against such Covered Party.

(d)   Anything herein to the contrary notwithstanding, no Covered Party shall have the right to be indemnified for any Losses to the extent such Losses arise out of any matter to which Section 3.1 of this Agreement applies.

9.7           Dollar Thresholds.

(a)   Company Covered Party.  Notwithstanding anything expressed or implied in this Article 9 to the contrary, the Stockholder Representative, acting on behalf of any or all of the Company Covered Parties, shall not be entitled to make an Indemnification Claim unless and until the cumulative amount of Losses incurred by all of the Company Covered Parties with respect to any and all Company Covered Matters exceeds $200,000, and then only to the extent of such excess; provided, however, that the limitations set forth in this Section 9.7(a) shall not apply to indemnification claims arising from fraud or any intentional breaches by Parent prior to the Effective Time of any covenant or agreement contained in this Agreement.

(b)   Parent Covered Party.  Notwithstanding anything expressed or implied in this Article 9 to the contrary, no Parent Covered Party shall be entitled to make an Indemnification Claim under Section 9.2(a) unless and until the cumulative amount of Losses incurred by all of the Parent Covered Parties with respect to any and all Parent Covered Matters exceeds $200,000, and then only to the extent of such excess; provided, however, that the limitations set forth in this Section 9.7(b) shall not apply to (i) Indemnification Claims arising under any Sections 9.2(b), 9.2(c) or 9.2(d), (ii) Indemnification Claims arising under Section 9.2(a) relating to a breach of the representations and warranties set forth in any of Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.14, 4.26, 4.30 or 4.32 or (iii) from fraud, any intentional breaches by the Company prior to the Effective Time of any covenant or agreement contained in this Agreement.

9.8           Limited Recourse; Maximum Liability.

(a)   Participating Rights Holders Maximum Liability.  Notwithstanding anything expressed or implied in this Agreement to the contrary, other than Losses incurred by a Parent Covered Party in connection with or arising out of any fraud or willful misconduct by the Company or any of its officers, directors, employees and agents, if the Merger has been consummated, any and all Losses incurred by a Parent Covered Party in connection with, or arising out of, any Parent Covered Matter shall be satisfied solely out of the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares.  In the event that the Indemnity Escrow Shares and the Carve Out Escrowed Indemnity Shares are used to satisfy any claims for indemnification in this Article 9, then, for purposes of satisfying each such claim, each share of Parent Common Stock, subject to Section 11.16, held in escrow shall automatically be deemed to have a cash or dollar value equal to the Agreed Price Per Share.

(b)   Parent Maximum Liability.  Notwithstanding anything expressed or implied in this Agreement to the contrary, other than Losses incurred by any Company Covered Party in connection with or arising out of any fraud or willful misconduct by Parent or any of its officers, directors, employees and agents, if the Merger has been consummated, the maximum aggregate liability of Parent and the Surviving Corporation for any and all Losses incurred by such Company Covered Party in connection with, or arising out of, any Company Covered Matter shall not exceed the amount obtained (subject to Section 11.16) by multiplying the number of Merger Closing Shares issuable to Company Covered Parties pursuant to Section 3.1 of this Agreement by the Agreed Price Per Share.

(c)   Limitation of Recovery for Breach of Section 4.29(a).  Notwithstanding anything to the contrary expressed or implied herein, the Parent Covered Parties shall be entitled to indemnification under Section 9.2(a) for a breach of the representations and warranties set forth in the second sentence of Section 4.29(a) hereof only if (i) the Closing Net Assets exceeds the Net Asset Ceiling, (ii) all or any portion of any accounts receivable of the Company included in the determination of Closing Net Assets is or becomes uncollectible and (iii) the Adjusted Enterprise Value would have been lower if the uncollectible portion of such accounts receivable of the Company would have been treated as such and not taken into account at the time of the determination of the Adjusted Enterprise Value.

(d)   Limitation of Recovery for Claims Under Section 9.2(d).  Notwithstanding anything to the contrary expressed or implied herein, a Parent Covered Party’s recovery of Losses sustained or incurred by any Parent Covered Party arising out of or as a result of the indemnification provided for in Section 9.2(d) with respect to the Specified Option Holders shall be limited to 50% of the aggregate amount of such Losses.

9.9           Calculation of Losses.  The amount of any Losses subject to indemnification under this Article 9 shall be calculated net of (i) any Loss Tax Benefit (as defined below) realizable by the Covered Party arising from the incurrence of any such Losses, (ii) any insurance proceeds received by a Covered Party on account of such Losses and/or (iii) any indemnification payments received by the Indemnified Party from any third party with respect to such Losses.  For the purposes hereof, “Loss Tax Benefit” shall mean the reasonably projected present value of any net refund, credit or other reduction in otherwise required Tax payments, currently or in the future (including any reduction in estimated Tax payments).

9.10         Exclusive Remedies.  Subject to the provisions of Section 9.12 below, the parties hereto acknowledge and agree that, if the Merger has been consummated, the sole and exclusive remedy of Parent, the Surviving Corporation, the Stockholder Representative and the Participating Rights Holders in respect of any and all claims (other than actions for fraud or willful misconduct or causes of action seeking specific performance) relating to any Covered Matter, the Merger or any of the other transactions contemplated hereby will be to make an Indemnification Claim pursuant to this Article 9 and the Escrow Agreement.  If the Merger has been consummated, no Covered Matter will give rise to any right of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.

9.11         Materiality Standards.  Once it has been determined that there has been a breach of a representation, warranty, covenant, obligation or undertaking of this Agreement, for purposes of the measure of harm under this Article 9, the existence and extent of any inaccuracy in or breach of such representation or warranty or covenant contained in this Agreement or in any certificate or instrument delivered pursuant to the express terms hereof shall be determined by reading such representation or warranty or covenant as if all materiality standards contained in such representation or warranty (i.e., without reference to the qualifiers “material,” “materiality,” “material to the Company taken as a whole,” and “in all material respects” or similar qualifiers), had been deleted from such representation or warranty or covenant in their entirety.

9.12         Applicability.  The provisions of this Article 9 shall not apply to claims made for indemnification or contribution made pursuant to Section 6.13(e) hereof.  In addition, and notwithstanding any provision of this Agreement to the contrary, the provisions of this Article 9 (including the limitations set forth in Sections 9.6, 9.7, 9.8 and 9.9 hereof) shall not apply to the extent that such provisions would operate to diminish or limit any claim, cause of action, right or remedy that Parent would have under the Payment Agreement against Executive Payee.

9.13         Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this Article 9 shall be treated for all Tax purposes as an adjustment to the Merger Consideration, except as otherwise required by applicable law.

ARTICLE 10

TERMINATION

10.1         Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after approval of the Merger by the stockholders of the Company or by Parent as sole stockholder of Merger Sub) only as follows:

(a)   at any time by mutual written agreement of Parent, Midco, Merger Sub and the Company;

(b)   by the Company, upon written notice to Parent and Merger Sub if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to

Parent and Merger Sub;

(c)   by Parent, upon written notice to the Company and the Stockholder Representative if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company and the Stockholder Representative;

(d)   by Parent, if the Company Stockholders shall fail to approve this Agreement and the Merger within 24 hours following the execution and delivery of this Agreement;

(e)   by Parent, if Company or any of its Representatives shall participate in discussions or negotiations in breach of, or otherwise breach, Section 7.26;

(f)    by Parent:

(i)            if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent, or proposes to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Company Required Stockholder Approval, fails to recommend to the Company’s stockholders that they give the Company Required Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Proposal; or

(ii)           if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they give the Company Required Stockholder Approval immediately after Parent’s request to do so (which request may be made at any time), which public reaffirmation must also include the unconditional rejection of any Proposal if so requested by Parent;

(g)   by the Company or Parent, upon written notice to the other parties to this Agreement if any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby is at any time in effect for a period of more than 20 consecutive days;

(h)   by the Company, upon written notice to Parent and Merger Sub, in connection with entering in a definitive agreement to effect a Superior Proposal in accordance with Section 7.26; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(h) shall not be available to the Company after the Company Required Stockholder Approval has been obtained; or

(i)    by the Company or Parent, upon written notice to the other parties to this Agreement if the Merger has not been consummated on or before May 31, 2009 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(i) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before the Outside Date.

10.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1 hereof, then (a) this Agreement shall become void and have no effect whatsoever, except that the provisions of Article 1 (“Definitions”), this Article 10 (“Termination”) and Article 11 (“General”) shall survive any such termination, (b) such termination shall not relieve any party hereto from liability arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement.

10.3         Fees and Expenses.

(a)   Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such expenses.

(b)   Seller shall pay to Parent a fee of Eight Hundred Thousand Dollars ($800,000) if this Agreement is terminated and (i) Parent terminates this Agreement pursuant to Section 10.1(e) or 10.1(f)(i), (ii) the Company Board recommends a Company Transaction (other than the transactions contemplated herein) to the Company Stockholders, (iii) the Company fails to perform its obligations under Section 6.4(a) hereof or (iv) (A) the Company Stockholders vote against the approval of the Merger and the other transactions contemplated herein and at the time of such vote there is an offer pending from a third party for an alternative Company Transaction and (B) within six months after the termination of this Agreement, the Company enters into a definitive agreement with a third party for an alternative Company Transaction (but only if such alternative Company Transaction is of a type described in clause (i) of the definition of the term Company Transaction).  Any fee due under this Section 10.3(b) shall be paid by wire transfer of same-day funds to Parent on the date of termination of this Agreement except that under clause (iv) above, payment of any such fee shall be paid by wire transfer of same-day funds to Parent on the date that the Company enters into a definitive agreement with a third party for an alternative Company Transaction (but only if such alternative Company Transaction is of a type described in clause (i) of the definition of the term Company Transaction).

ARTICLE 11

GENERAL

11.1         Cooperation.  Each of the parties will cooperate with the others and use reasonable best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

11.2         Survival of Provisions.  The provisions of this Agreement and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party.

11.3         Benefits of Agreement; No Assignments; No Third-Party Beneficiaries.

(a)   This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

(b)   No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, other than in the case of Parent, in connection with (i) a merger or consolidation of Parent or (ii) a sale of the assets to which this transaction relates (provided that, in the event of such sale of assets, the buyer agrees in writing with the Stockholder Representative to be bound by the obligations of Parent under this Agreement), and any attempt to do so will be void.

(c)   Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns; provided however, that, if, but only if, the Merger is consummated, the provisions in Section 3 hereof concerning the payment of the Merger Consideration for the Company Stock, the representations of Parent and the Merger Sub set forth in Section 5 hereof, and the indemnification provisions in Section 9 hereof are intended, and shall be, for the benefit of the Participating Rights Holders as third party beneficiaries; provided further, however, that (i) the provisions of Section 6.11(a) and (b) are intended to be for the benefit of, and shall be enforceable by, the individuals and entities described in Section 6.11(c) and (ii) the provisions of Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Registering Stockholder and their permitted transferees and assigns.

11.4         Notices.  All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by Fax followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the facsimile in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

(a)   If to Parent, Midco, Merger Sub, and/or (after the Effective Time), the Surviving Corporation to:

Acme Packet, Inc.

71 Third Avenue

Burlington, Massachusetts 01803

Attention:  Peter Minihane

Fax No.:  (781) 425-5077

with a copy sent at the same time and by the same means to:

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts  02110

Attention:  Julio E. Vega, Esq.

Matthew J. Cushing, Esq.

Fax No.: (617) 951-8736

(b)   If to the Company (before the Effective Time) to:

Covergence Inc.
One Clock Tower Place
Maynard, MA 01754

Attention:  Greg Stott

Fax No.: 978.823.5200

(c)   If to the Company (after the Effective Time) or to the Stockholder Representative to:

Andrew P. Goldfarb

c/o   Globespan Capital Partners

         One Boston Place, Suite 2810

         Boston, MA 02108

Fax No. (617) 305-2301

with a copy sent at the same time and by the same means to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts  02109

Attention:  John J. Egan, Esq.

James R. Kasinger, Esq.

Fax No.: (617) 570-8321

11.5         Disclosure in Schedules.  For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Section of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, in such a way as to make its relevance to the information called for by another Section of this Agreement or another Section of Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of Parent Disclosure Schedule and the Company Disclosure Schedule, respectively.

11.6         Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement.  In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

11.7         Captions.  The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

11.8         Equitable Relief.  Each of the parties hereby acknowledges that any breach by him or it of his or its obligations under this Agreement would cause substantial and irreparable damage to the parties, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

11.9         Construction.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

11.10       Waivers.  No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party.  No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.11       Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby (including, without limitation, the Confidentiality Agreement), contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated as of March 24, 2009, by and between Parent and the Company.

11.12       Governing Law.  This Agreement will be governed by and interpreted and construed in accordance with the internal laws of Commonwealth of Massachusetts, as applied to contracts under seal made, and entirely to be performed, within Massachusetts, and without reference to principles of conflicts or choice of laws.

11.13       Jurisdiction and Venue.  The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a state or federal court located in the Commonwealth of Massachusetts.  Each party hereto waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

11.14       Publicity.  From the date of this Agreement through the Effective Time, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement as may be required by law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

11.15       Amendment.  This Agreement may not be amended, modified, changed, waived or supplemented except by a writing duly executed by Parent, Midco, Merger Sub and the Company; provided however, that any amendment, modification, change, waiver or supplement to any provision or provisions of this Agreement at any time subsequent to the time the Company Stockholders approve this Agreement may be effected and implemented if, but only if, such amendment, modification, change, waiver or supplement is set forth in a written instrument or agreement duly executed by Parent and the Stockholder Representative.

11.16       Proportionate and Equitable Adjustment.  All share and price per share amounts set forth herein in are subject to proportionate and equitable adjustment in the event of any stock split, stock dividend, reverse stock split or combination affecting the Parent Common Stock or Company Stock, as the case may be, at any time during the period commencing on the Agreement Date and ending on the Effective Date.

11.17       Nondisclosure Agreement.  At the Effective Time, the provisions of Section 8 of that certain Nondisclosure Agreement, dated as of March 10, 2009, by and between Parent and the Company shall terminate and be of no further force and effect.

11.18       Role of Bingham McCutchen LLP.  Each of the Company, Merger Sub and Parent hereby (i) acknowledges that attorneys with the firm of Bingham McCutchen LLP have acted as legal counsel for the Parent in connection with this Agreement and the transactions contemplated under this Agreement; (ii) acknowledges that attorneys with the firm of Bingham McCutchen LLP have acted as legal counsel for the Company and its respective Affiliates in connection with matters other than in connection with this Agreement and the transactions contemplated under this Agreement; and (iii) further acknowledges and agrees that Bingham McCutchen LLP and its attorneys (1) may continue to provide legal counsel and representation to the Parent and its respective Affiliates, or any of them, at all times prior to, if there is no or after the Effective Time, (2) may continue to provide legal counsel and representation to Company and its respective Affiliates, or any of them, at all times prior to or if there is no Effective Time in connection with matters other than in connection with this Agreement and the transactions contemplated hereby, and (3) may continue to provide legal counsel and representation to the Parent and the Surviving Corporation, at all times after the Effective Time, including, in the case of either the foregoing subclauses (1) and (3), in connection with any litigation or other proceedings and any other matters arising under or in connection with this Agreement and the transactions contemplated under this Agreement (including claims for indemnification under Article 9 of this Agreement), regardless of whether any of the Company, the Stockholder Representative and their respective Affiliates, or any of them, is an adverse party; and (iii) hereby irrevocably waives, relinquishes, and agrees not to assert any rights to object to or to prevent Bingham McCutchen LLP or its attorneys from representing (1) the Parent and its Affiliates, or any of them, at all times prior to the Effective Time, (2) the Parent, Midco, the Surviving Corporation and their respective Affiliates, or any of them, after the Effective Time, (3) the Company and its Affiliates, or any of them, at all times prior to the Effective Time in connection with matters other than in connection with this Agreement and the transactions contemplated hereby and (4) the Company and its Affiliates, or any of them, at all times after Effective Time in connection with matters other than in connection with this Agreement and the transactions contemplated hereby and

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger under seal as of the date first above written.

PARENT:	ACME PACKET, INC.

	By:	/s/ Andrew D. Ory
Name: Andrew D. Ory
Title: Chief Executive Officer and President

MIDCO:	PAIC MIDCO CORP.

	By:	/s/ Andrew D. Ory
Name: Andrew D. Ory
Title: Chief Executive Officer

MERGER SUB:	CIAP MERGER CORP.

	By:	/s/ Andrew D. Ory
Name: Andrew D. Ory
Title: Chief Executive Officer

COMPANY:	COVERGENCE INC.

	By:	/s/ James Moran
Name: James Moran
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

/s/ Andrew P. Goldfarb
Andrew P. Goldfarb